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                           STOCK PURCHASE AGREEMENT

                                     Among


                      THE GUARANTEE LIFE COMPANIES INC.,


                        OHIO FARMERS INSURANCE COMPANY

                                      and


                       WESTFIELD LIFE INSURANCE COMPANY



                             As of March 19, 1998


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

                            STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                     Page
                                                     ----

RECITALS................................................................   1


                                   ARTICLE I
                                  DEFINITIONS

Section 1.1.   Definitions..............................................   2
Section 1.2.  Interpretation............................................   8


                                  ARTICLE II
                     SALE AND TRANSFER OF SHARES; CLOSING

Section 2.1.  Sale and Transfer of Shares...............................   9
Section 2.2.  The Closing...............................................  12
Section 2.3.  Adjustment of Purchase Price..............................  12

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER


Section 3.1.  Organization and Qualification............................  15
Section 3.2.  Capitalization; Title to Stock............................  18
Section 3.3.  Authorization and Effect..................................  18
Section 3.4.  No Violation..............................................  20
Section 3.5.  Consents and Approvals....................................  21
Section 3.6.  Financial Statements; Undisclosed Liabilities.............  21
Section 3.7.  Reserves..................................................  22
Section 3.8.  Absence of Certain Changes or Events......................  22
Section 3.9.  Taxes and Tax Returns.....................................  23
Section 3.10.  Proceedings..............................................  26
Section 3.11.  Compliance With Law......................................  27
Section 3.12.  Employment Matters.......................................  28
Section 3.13.  Employee Benefit Plan, Pension Benefit Plan and Welfare
                   Benefit Plan Liabilities.............................  29
Section 3.14.  [Reserved]...............................................  29
Section 3.15.  [Reserved]...............................................  29
Section 3.16.  Assets...................................................  30
Section 3.17.  Operations Insurance.....................................  31
Section 3.18.  Brokerage Fees...........................................  32
Section 3.19.  Environmental Matters....................................  32
Section 3.20.  Contracts................................................  34
Section 3.21.  Insurance Issued by Company..............................  37
Section 3.22.  Threat of Cancellation...................................  39

Section 3.23.  Accounting Practices.....................................  39
Section 3.24.  State Insolvency Funds...................................  39
Section 3.25.  Investment Representations...............................  39


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF GUARANTEE

Section 4.1.  Organization..............................................  41
Section 4.2.  Authorization of Agreement................................  42
Section 4.3.  Consents and Approvals; No Violations.....................  42
Section 4.4.  Financing; Certain Insurance Regulatory Approvals.........  43
Section 4.5.  Brokers...................................................  43
Section 4.6.  Guarantee Disclosure Documents............................  44

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

Section 5.1.  Expenses..................................................  45
Section 5.2.  Further Assurances........................................  45
Section 5.3.  Consents..................................................  45
Section 5.4.  Announcements or Communications...........................  46
Section 5.5.  Access....................................................  47
Section 5.6.  Conduct of the Company's Business.........................  47
Section 5.7.  Notification..............................................  51
Section 5.8.  No Solicitation or Negotiation............................  51
Section 5.9.  Tax Elections and Consolidated Tax Return.................  52
Section 5.10.  Benefits.................................................  53
Section 5.11.  Extraordinary Dividend...................................  53
Section 5.12.  Redomestication..........................................  53
Section 5.13.  Record Retention.........................................  54
Section 5.14.  Directors' Qualifying Shares.............................  54
Section 5.15.  Additional Post-closing Obligations......................  54
Section 5.16.  Updated Schedules........................................  56
Section 5.17.  Financial Statements.....................................  57
Section 5.18.  WARN Act.................................................  57

                                  ARTICLE VI
                            CLOSING DATE CONDITIONS


Section 6.1.  Conditions to Each Party's Obligations....................  57
Section 6.2.  Conditions to the Obligations of the Seller...............  59
Section 6.3.  Conditions to the Obligations of Guarantee................  60


                                  ARTICLE VII
                                  TAX MATTERS


Section 7.1.  No Carryback of Net Operating Loss, Etc...................  62

Section 7.2.  Payments in Respect of Taxes and Tax Returns for Stub Period
                   Prior to and Including the Closing Date................... 62
Section 7.3.  Mutual Cooperation............................................. 64
Section 7.4.  Section 338(h)(10) Election.................................... 65
Section 7.5.  Allocation of Purchase Price................................... 65

                                  ARTICLE VIII
                                  TERMINATION

Section 8.1.  Termination of This Agreement.................................. 66
Section 8.2.  Effect of Termination.......................................... 67

                                   ARTICLE IX
                                INDEMNIFICATION

Section 9.1.  Indemnification by the Seller.................................. 69
Section 9.2.  Indemnification by Guarantee................................... 70
Section 9.3.  Procedures for Indemnification................................. 70
Section 9.4.  Survival of Indemnification.................................... 72
Section 9.5.  Limitations on Liability for Certain Losses.................... 72
Section 9.6.  Subrogation.................................................... 72
Section 9.7.  Other Benefits................................................. 72

                                   ARTICLE X
              SURVIVAL OF REPRESENTATIONS; EFFECT OF CERTIFICATES

Section 10.1.  Survival of Representations, Warranties, Covenants and
                   Agreements................................................ 73
Section 10.2.  Effect of Certificates........................................ 74
Section 10.3.  Reliance...................................................... 74

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

Section 11.1.  Amendment and Modification.................................... 74
Section 11.2.  Waiver of Compliance; Consents................................ 74
Section 11.3.  Notices....................................................... 75
Section 11.4.  Assignment.................................................... 76
Section 11.5.  No Third-Party Beneficiaries.................................. 76
Section 11.6.  Confidentiality of Information and Documents.................. 76
Section 11.7.  Governing Law................................................. 77
Section 11.8.  [Reserved.]................................................... 77
Section 11.9.  Counterparts.................................................. 77
Section 11.10.  Headings..................................................... 77
Section 11.11.  Knowledge of the Seller...................................... 77
Section 11.12.  Entire Agreement............................................. 78

                                 SCHEDULES

Schedule 3.1(a)   Good Standing
Schedule 3.1(c)   Licenses, Permits, Etc.
Schedule 3.1(d)   Articles/Code of Regulations
Schedule 3.2      Capitalization
Schedule 3.4      No Violation
Schedule 3.5      Company Consents and Approvals
Schedule 3.6(a)   Financial Statements
Schedule 3.6(b)   Undisclosed Liabilities
Schedule 3.8      Absence of Changes
Schedule 3.9(a)   Tax Returns
Schedule 3.9(b)   Payment of Taxes
Schedule 3.9(c)   Audit History
Schedule 3.9(f)   Existing Partnerships
Schedule 3.9(i)   Policyholders' Surplus Account
Schedule 3.10     Proceedings
Schedule 3.11(a)  Compliance With Law
Schedule 3.11(b)  Compliance With Law
Schedule 3.12     Employment Matters
Schedule 3.16(a)  Assets
Schedule 3.16(b)  Assets
Schedule 3.16(d)  Assets
Schedule 3.17     Operations Insurance
Schedule 3.18     Brokerage Fees
Schedule 3.19(a)  Environmental Matters
Schedule 3.19(b)  Environmental Matters
Schedule 3.19(c)  Environmental Matters
Schedule 3.20     Contracts
Schedule 3.21     Insurance Issued by Company
Schedule 3.22     Threat of Cancellation
Schedule 3.24     State Insolvency Funds
Schedule 4.3      Guarantee Consents and Approvals
Schedule 5.15     Guaranteed Policies



                                    EXHIBITS

Exhibit A    Form of Marketing Agreement
Exhibit B    Form of Shareholder Agreement
Exhibit C    Form of Administrative Services Agreement
Exhibit D-1  Form of Opinion of Guarantee's Special Counsel
Exhibit D-2  Form of Opinion of Guarantee's General Counsel
Exhibit E    Form of Opinion of Seller's Counsel

                                 STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 19, 1998 by and among The Guarantee Life Companies Inc., a corporation organized and existing under the laws of the State of Delaware ("Guarantee"), Ohio Farmers Insurance Company, a corporation organized and existing under the laws of the State of Ohio (the "Seller"), and Westfield Life Insurance Company, a corporation organized and existing under the laws of the State of Ohio (the "Company").

     WHEREAS, at Closing (as defined below) Seller will own all of the issued and outstanding capital stock of the Company; and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Guarantee desires to purchase from Seller, and Seller desires to sell to Guarantee, all of the issued and outstanding capital stock of the Company; and

     WHEREAS, Guarantee will pay to Seller an aggregate of $100,000,000 for the Stock under this Agreement, subject to adjustment as set forth herein, and in consideration of entering into the Marketing Agreement, Shareholder Agreement and Administrative Services Agreement;

     NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1. DEFINITIONS. In addition to other terms that are defined herein, the following terms shall have the definitions set forth in this
Section:

     "Affiliate" means any Person which directly or indirectly controls, or is controlled by, or is under common control with, such other Person, including without limitation, its direct or indirect parent and subsidiary entities. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Stock Purchase Agreement, as defined in the preamble hereto.
     "Annual Statements" shall mean annual Financial Statements prepared in accordance with SAP and filed pursuant to state insurance laws.

     "Assets" shall mean all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, tangible and intangible, and things in action thereunto belonging, including, without limitation, cash and cash equivalents, securities (including, without limitation, exempted securities under the Securities Act of 1933, as amended), receivables, recoverables (from reinsurance and otherwise), deposits and advances, loans, agent balances, real property (together with buildings, structures and the improvements thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto), machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other Assets or property, leases, Licenses, permits, approvals, Authorizations, joint venture agreements, contracts or commitments, whether written or oral, policy forms, training materials, underwriting manuals, lists of policyholders and agents, processes, trade secrets, know-how, software, computer programs and source codes, protected formulae, all other Intellectual Property, research, goodwill, prepaid expense, books of account, records, files, invoices, data, rights, claims and privileges and any other Assets whatsoever.

     "Authorization" shall have the meaning set forth in Section 3.12(b) hereof.

     "Business Day" means any day other than a Saturday, Sunday, federal holiday or any other day on which banking institutions in the State of Nebraska or the State of Ohio are authorized by law, or by executive order, to be closed.

     "Closing" shall have the meaning set forth in Section 2.2 hereof.

     "Closing Date" means the date on which the Closing described in Section 2.2 hereof takes place.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Westfield Life Insurance Company, a stock life insurance corporation organized and existing under the laws of the State of Ohio.

     "Company Operating Facility" shall mean any operating facility which is owned or leased by the Company or in the management of which the Company actively participates.

     "DOL" shall mean the United States Department of Labor.

     "Employee Benefit Plans" means all (a) "employee benefit plans," as defined in Section 3(3) of ERISA, and (b) other plans providing money, services, property or other benefits, in respect of any present or former employees, directors, officers or shareholders of the Company.

     "Environmental Claim" shall mean any written notice by a Person alleging actual or potential liability (including, without limitation, potential liability for any investigatory cost, clean-up cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, based on or resulting from (a) the presence, transport, disposal, discharge or release of any Materials of Environmental Concern at any location, whether or not owned by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" shall mean all federal, state, local and foreign laws relating to pollution or to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases, or the presence of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern.

     "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

     "Financial Statements" means the balance sheet(s) and the related statements of income, Shareholders' equity and cash flows, including the notes appended thereto, prepared on a statutory basis in accordance with SAP.

     "GAAP" means generally accepted accounting principles applied on a consistent basis, subject to, in the case of unaudited interim financial statements, normal year-end adjustments and the absence of footnote disclosure.

     "Guarantee" means The Guarantee Life Companies Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and permitted assigns.

     "HSR Act" means The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Insurance Policies" means all life insurance policies and annuity contracts issued by the Company.

     "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, business and product names, logos, slogans, trade secrets, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

     "IRS" shall mean the Internal Revenue Service.
     "Knowledge of the Seller" shall have the meaning set forth in Section 11.11 hereof.

     "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability related to any assumption reinsurance or the sale or purchase of any Assets.

     "License" means a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a governmental entity.

     "Life Target Premium" means new, annualized individual life premium, net of first year lapses, including all term premium and fully commissioned universal life and interest sensitive whole life premium (in the aggregate and individually by agent) attributable to sales activities on behalf of Guarantee and its Affiliates (including the Company for purposes of this calculation) by persons who were life insurance agents of the Company at or prior to the Closing Date during the one year period beginning on July 1, 1998.

     "Material Adverse Effect" means a material adverse effect on the business, operations, property or financial condition of the Company, which in the reasonable judgment of Guarantee (i) will result in losses, damages or expenses in excess of $100,000 per incident or $500,000 in the aggregate or (ii) is of a nature as to effectively prevent the Company from operating in the manner in which it presently operates.

     "Materials of Environmental Concern" shall mean chemical, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products.

     "NAIC" means the National Association of Insurance Commissioners.

     "Ohio Director" means the Director of the Ohio Insurance Department.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Pension Benefit Plan" shall mean any plan as defined in Section 3(2) of ERISA which provides benefits to any present or former employees, officers or directors of the Company.

     "Permitted Liens" shall mean, as to any Person, (i) all liens on Assets of such Person approved in writing by Guarantee, (ii) statutory liens arising out of operation of law with respect to a liability which is incurred in the ordinary course of business and can be paid without interest or penalty, (iii) such liens and other imperfections of title as do not materially detract from the value or impair the use of the Assets subject thereto or (iv) such liens on the Assets of such Person as may result on or after the Closing Date from any action or inaction by Guarantee or its Subsidiaries or such liens which otherwise become applicable to the Assets of Guarantee on or after the Closing Date.

     "Person" means any natural person, corporation, firm, partnership, limited liability company, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Proceedings" shall mean audits, hearings, investigations and examinations (by whatever name or title) communicated orally or in writing by governmental entities, and actions, suits and claims made orally or in writing (by whatever name or title) by any Person.

     "Purchase Price" means the amount to be paid by Guarantee to the Seller as consideration for the purchase of the Stock and Seller's covenant not to compete contained in the Marketing Agreement, in accordance with Section 2.1 hereof.

     "Quarterly Statements" shall mean the quarterly Financial Statements of the Company prepared in accordance with SAP and filed pursuant to state insurance law.

     "SAP" shall mean accounting practices required or permitted by the Ohio Department of Insurance applied on a consistent basis subject to, in the case of unaudited interim financial statements, normal year end adjustments and, in the case of all unaudited financial statements, the absence of interrogatories or footnote disclosure to the extent required or permitted.

     "Seller" shall mean Ohio Farmers Insurance Company, an Ohio corporation.

     "Software" shall mean, whether used separately or as part of any other defined term, any program or algorithm, whether in source code or object code, and in whatever form or media stored, used in connection with the computer processing and storage of data.

     "Stock" means all of the issued and outstanding shares of capital stock of the Company.

     "Tax" or "Taxes" means any and all taxes imposed by any United States federal, state or local taxing authority, or by any foreign taxing authority, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business, occupation, mercantile, ad valorem, transfer, License, withholding, payroll, employment, excise, premium, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties (including information reporting penalties) or other additions thereto, whether disputed or not.

     "Tax Return" means any written return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Welfare Benefit Plans" shall mean any plan defined in Section 3(1) of ERISA, any cafeteria plan under Section 125 of the Code, any dependent care assistance plan under Section 129 of the Code and any educational assistance plan under Section 127 of the Code, in each case providing benefits to any present or former employees, directors or officers of the Company.

     Section 1.2. INTERPRETATION. In this Agreement, unless a clear contrary intention appears:

          (a) the singular includes the plural and vice versa;

          (b) reference to any Person includes such Person's successors and assigns;

          (c) reference to any gender includes the other gender;

          (d) reference to any agreement (including this Agreement and the Schedules and Exhibits), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

          (e) reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or Schedule or Exhibit hereto;

          (f) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

          (g) "including" (and, with correlative meaning, "include") means including without limiting the generality of any description preceding such term; and

          (h) relative to the determination of any period of time, "from" means "from and including" and "to" means "to and including."

                                   ARTICLE II

                      SALE AND TRANSFER OF SHARES; CLOSING

     Section 2.1. SALE AND TRANSFER OF SHARES. (a) Subject to the terms and conditions of this Agreement, at the Closing Guarantee shall purchase from the Seller and the Seller shall sell to Guarantee, the Stock for an aggregate purchase price of One Hundred Million Dollars ($100,000,000) (the "Purchase Price"), to be paid pursuant to this Section 2.1, subject to adjustment as provided in Section 2.3 hereof.

     (b) At the Closing, Ninety-seven Million Dollars ($97,000,000) of the Purchase Price shall be payable by Guarantee to the Seller as follows: (i) Eighty-seven Million Dollars ($87,000,000) shall be paid by Guarantee by wire transfer of immediately available funds to one or more bank account(s) of the Seller identified in writing by the Seller not less than two Business Days prior to the Closing and (ii) delivery of one or more certificates registered in the name of the Seller representing the number of shares of Guarantee common stock reflecting a value of Ten Million Dollars ($10,000,000) (the "Guarantee Stock"), with such valuation to be based upon the mean average of the respective closing prices (as reported in The Wall Street Journal) of Guarantee Stock for each of the 10 consecutive trading days ending on and including the date which shall be the third Business Day immediately preceding the Closing Date (the "Average Closing Price"). Notwithstanding any other provision of this Agreement, if such number of shares of Guarantee Stock would be greater than 4.9% of the total issued and outstanding shares of Guarantee Stock, including such shares to be issued to the Seller, as of the Closing Date, then the number of shares of Guarantee Stock to be issued to the Seller shall be reduced to a number that shall not exceed 4.9% of the total issued and outstanding shares of Guarantee Stock, including such shares to be issued to the Seller, as of the Closing Date and the cash portion of the Purchase Price payable to the Seller on the Closing Date pursuant to this
Section 2.1(b) shall be increased by the amount which the value of the Guarantee Stock, as determined pursuant to this Section 2.1(b), issued to the Seller is less than Ten Million Dollars ($10,000,000). The closing prices of Guarantee Stock shall be subject to appropriate adjustment in the event of a stock split, stock dividend or other recapitalization applicable to shares of Guarantee Stock which becomes effective during such 10 consecutive trading days. The balance of the Purchase Price, constituting the Escrowed Purchase Price (as defined below), shall be payable pursuant to Section 2.1(c) below.

     (c) Three Million Dollars ($3,000,000) of the Purchase Price shall be held by Guarantee in escrow for the benefit of the Seller until August 1, 1999 (the "Escrowed Purchase Price"). As soon as practicable after June 30, 1999, but no later than July 20, 1999, Guarantee shall deliver to the Seller a detailed schedule setting forth the Life Target Premium. On August 1, 1999, the Escrowed Purchase Price shall be distributed as follows. If the aggregate Life Target Premium is greater than Five Million Dollars ($5,000,000), the Escrowed Purchase Price shall be delivered by Guarantee to the Seller by wire transfer of immediately available funds, together with interest thereon at a rate of 10% per annum. If the aggregate Life Target Premium is less than Five Million Dollars ($5,000,000), the entire Escrowed Purchase Price shall be retained by Guarantee and the Seller shall have no claim with respect thereto.

     (d) If requested, Guarantee shall give the Seller prompt and reasonable access to the books and records of Guarantee and its Affiliates in order to permit the Seller to review and confirm Guarantee's calculation of the Life Target Premium. If the Seller disputes Guarantee's calculation of the Life Target Premium, the obligation of Guarantee to distribute the Escrowed Purchase Price hereunder shall be stayed pending resolution pursuant to this subsection. If and to the extent the Seller delivers its objection to Guarantee, both parties shall submit the dispute as promptly as reasonably possible thereafter to KPMG Peat Marwick LLP or such other nationally recognized accounting firm mutually agreed to by the Seller and Guarantee, which shall review Guarantee's calculation of the Life Target Premium, the Seller's objections thereto, and such other information as such accounting firm shall reasonably request from Guarantee in order to arrive at an accurate calculation thereof, and which shall deliver to both parties its determination of the proper amount of the Life Target Premium. The determination of such accounting firm, as set forth in a notice delivered to both parties by such accounting firm shall be binding and conclusive on all parties, and the Seller and Guarantee shall share equally in the expenses of such accounting firm in respect thereof. In connection with the performance of its services, both the Seller and Guarantee shall enter into any agreement(s) with such accounting firm as it may reasonably request in order to permit it to render its decision.

     (e) In addition to the delivery of the Stock, at the Closing the Seller shall deliver to Guarantee a Marketing Agreement in substantially the form of Exhibit A, a Shareholder Agreement in substantially the form of Exhibit B and an Administrative Services Agreement in substantially the form of Exhibit C. The parties agree to allocate $97,000,000 of the Purchase Price to the purchase of the Stock and $3,000,000 to the Marketing Agreement.

     Section 2.2. THE CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement will take place on a date which is the last Business Day of the month in which there is satisfaction or waiver of all conditions set forth in Article VI at least five Business Days prior to the last Business Day of such month (the "Closing Date") and at the offices of the Seller, or such other location mutually agreed upon by the parties at 11:00 a.m. local time, but in no event shall the Closing Date be later than May 31, 1998, unless such date is extended by agreement of the Seller and Guarantee; provided, however, the Seller or Guarantee may extend the Closing Date pursuant to this
Section 2.2 for up to two consecutive 31-day periods, provided the extending party is not in breach or default under the terms of this Agreement and the conditions to the Closing set forth in Article VI have not been satisfied. At the Closing Date, (a) the Seller will deliver to Guarantee the Stock and the various agreements, certificates, instruments and documents to be delivered pursuant to Section 6.3, (b) Guarantee will deliver to the Seller the Purchase Price and various agreements, certificates, instruments and documents to be delivered pursuant to Section 6.2.

     Section 2.3. ADJUSTMENT OF PURCHASE PRICE. (a) The Seller and Guarantee shall cause financial statements ("Closing Financial Statements") of the Company to be prepared as of the Closing Date and for the period from December 31, 1997 through the Closing Date, including a computation of statutory surplus as of the Closing Date determined on the basis of SAP (the "Closing Statutory Surplus"). The Seller and Guarantee agree to fully cooperate with each other in the preparation of the Closing Financial Statements and to cause the Closing Financial Statements to be delivered to each of them within 60 days after the Closing Date. If within 30 days following delivery of the Closing Financial Statements neither the Seller nor Guarantee has given the other party notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of the objection), then the Closing Statutory Surplus reflected in the Closing Financial Statements will be used in adjusting the Purchase Price. If and to the extent a party delivers its objection to the other party, both parties shall submit the dispute as promptly as reasonably possible thereafter to Ernst & Young LLP or such other nationally recognized accounting firm mutually agreed to by the Seller and Guarantee, which shall review the Closing Financial Statements to assure that the Closing Statutory Surplus has been accurately calculated, the party's objections thereto, and such other information as such accounting firm shall reasonably request from Guarantee or the Seller in order to arrive at an accurate calculation thereof, and which shall deliver to both parties its determination of the matters in dispute. The determination of such accounting firm, as set forth in a notice delivered to both parties by such accounting firm shall be binding and conclusive on all parties, and the Seller and Guarantee shall share equally in the fees and expenses of such accounting firm in respect thereof. In connection with the performance of its services, both the Seller and Guarantee shall enter into any agreement(s) with such accounting firm as it may reasonably request in order to permit it to render its decision.

     (b) On the tenth Business Day following the final determination of the Closing Statutory Surplus, if the Closing Statutory Surplus is greater than the Statutory Surplus of the Company at December 31, 1997 by more than $3,000,000, Guarantee will pay to the Seller the amount by which such excess is greater than $3,000,000 and if the Closing Statutory Surplus is less than the Statutory Surplus of the Company at December 31, 1997 by more than $3,000,000, the Seller will pay to Guarantee the amount by which such difference is greater than $3,000,000; provided, however, that the Closing Statutory Surplus shall be increased by the amount of any reduction recorded thereto on account of the payment of any dividends as permitted or contemplated by this Agreement, including any Schedules hereto. Any such payments shall be deemed adjustments to the Purchase Price for all purposes. All payments will be made together with interest at the London Interbank Offered Rate for three months as published in The Wall Street Journal on the Closing Date, compounded daily beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller represents and warrants to Guarantee that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (except that any representation or warranty that is given as of a particular date and relates solely to a particular date or period is given as of such date or period). Nothing in a Schedule attached to this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself or the document itself clearly represents such exceptions on its face). If and to the extent any information required to be furnished in any Section of any Schedule hereto is contained in another Section of such Schedule or in any other Schedule hereto, such information will be deemed to be included in all Sections of each Schedule in which such information is required to be included, but only if and to the extent such disclosure appropriately refers to the other Section(s) or it is clearly apparent from the disclosure that it would apply to another Schedule as well. Except where the context otherwise requires, (as, for example, in Sections 3.1(a) and 3.2) all references in Article III to "the Company" shall include the Company and WABSCO. The Seller hereby represents and warrants to Guarantee as follows:

     Section 3.1.  ORGANIZATION AND QUALIFICATION.

          (a) Company. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all corporate power and authority necessary to own its Assets and to conduct its business as it is currently being conducted, or, assuming all actions contemplated by this Agreement to be taken by the Closing Date have been so taken, as it will be conducted as of the Closing Date. The Company is duly qualified to do business, and is in good standing as a foreign corporation, in each jurisdiction where, due to the character of its Assets owned or leased or the nature of its business, the failure to be so qualified does not and would not have Material Adverse Effect. Schedule 3.1(a) sets forth for the Company the states in which it is qualified or authorized to do business as a foreign corporation.

          (b) Subsidiaries. The only Subsidiary of the Company is Westfield Assigned Benefits Company, an Ohio corporation ("WABSCO"), which is duly incorporated and validly existing under the laws of the State of Ohio and has all corporate power and authority necessary to own its Assets and to conduct its business as currently conducted or, assuming all actions contemplated by this Agreement to be taken by the Closing Date have been so taken, as such business will be conducted as of the Closing Date.

     WABSCO is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where, due to the character of its Assets owned or leased or the nature of its business, it is required to be qualified, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

          (c) Licenses. The Company has all Licenses that are necessary for the conduct of its businesses, as disclosed on Schedule 3.1(c) Part I, except where failure to have such Licenses would not have a Material Adverse Effect; such Licenses are in full force and effect and are sufficient for the ownership of its Assets and the conduct of such businesses; the Company has not received any written notice from any Person that any material violations are being or have been alleged in respect of any such License; and no Proceeding for the purpose of suspending, revoking, amending, restricting or limiting any such License is pending or, to the Knowledge of the Seller, threatened. Without limiting the generality of the foregoing,
     Schedule 3.1(c), Part II contains a list of all jurisdictions wherein the Company is authorized to conduct an insurance business and maintains a valid and effective insurance License, and lists the lines, types or classes of insurance, by jurisdiction, for which the Company is permitted to act as a direct writer or as a reinsurer. The only states in which the Company does not maintain an insurance License are the states listed in
     Schedule 3.1(c), Part III. Except as disclosed in Schedule 3.1(c), Part IV, the Company has not agreed with any governmental entity or other Person to the imposition of any limitation, condition or restriction on any of the Company's insurance Licenses other than those limitations, conditions or restrictions as are imposed by applicable insurance law or as are set forth on the face of the relevant insurance License, and to the Knowledge of the Seller there has been no event or

     Proceeding during the last three years which should lead to the revocation, amendment, suspension, limitation, restriction or nonrenewal of any insurance License. Within the last three years, the Company has filed all Annual Statements, Quarterly Statements and other reports required by applicable insurance laws and the Seller has filed all holding company filings required by applicable insurance laws except where failure to do so would not have a Material Adverse Effect. Schedule 3.1(c), Part V sets forth the most recent date of the last completed triennial financial examination of the Company conducted by the Ohio Director, a copy of which report has been provided to Guarantee. Except as set forth in Schedule 3.1(c), Part VI, during the past 10 years, to the Knowledge of the Seller the Company has committed no violations of insurance law which could, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.1(c), Part VII, there are no outstanding orders applicable to the Company issued by any governmental entity (other than an order generally applicable to companies in the same business as the Company) that restrict the Company's ability to pay dividends or regulate or establish levels of reserves or other financial ratios.

          (d) Articles of Incorporation, Code of Regulations and Minute Books.
     Schedule 3.1(d) contains a true and complete copy of the Articles of Incorporation and Code of Regulations of the Company as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Code of Regulations. The minute books of the Company accurately reflect all material actions taken at all meetings and consents in lieu of meetings of the shareholders of the Company and all actions taken at all meetings and consents in lieu of meetings of its

     Board of Directors (and all committees thereof). The stock records of the Company are complete and accurate in all material respects.

     Section 3.2. CAPITALIZATION; TITLE TO STOCK. The capital stock of the Company is as set forth in Schedule 3.2. The Company does not have any shares of capital stock issued and outstanding except as set forth in such schedule. All of the issued and outstanding shares of the Company have been validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Seller (exclusive of nine shares of the Company's capital stock which is owned by directors of the Company as qualifying shares, all of which will be redeemed and cancelled on or prior to the Closing). There are no outstanding subscriptions, options, warrants, calls, rights (including unsatisfied preemptive rights), convertible securities, obligations to make capital contributions or advances, or voting trust arrangements, proxies, shareholders' agreements or other agreements, commitments or understandings of any character relating to the issued or unissued capital stock of the Company or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, or otherwise obligating the Company to issue, transfer or sell any of such capital stock or such other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

     Section 3.3.  AUTHORIZATION AND EFFECT.

          (a) Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the other agreements required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other agreements required to be executed and delivered by the Seller hereunder and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the Seller's Board of Directors. No other corporate proceedings on the part of the Seller are necessary to authorize and consummate this Agreement and each of the other agreements required to be executed and delivered by the Seller hereunder or the transactions contemplated hereby and thereby.

          (b) Binding Obligation. This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement is a legal, valid and binding obligation of Guarantee) constitutes a legal, valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms, except as such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). Each other agreement to be executed and delivered by the Seller pursuant to this Agreement at the Closing has been, or by the Closing Date will be, duly approved and authorized by all necessary corporate action of the Seller and, upon execution and delivery thereof by the Seller (and assuming such agreement will at such time be a legal, valid and binding obligation of the other Persons who are parties thereto), will constitute the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

     Section 3.4. NO VIOLATION. The execution, delivery and performance of this Agreement by the Seller and each of the other agreements required to be executed and delivered by the Seller hereunder and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a breach or violation of or default under the Articles of Incorporation or the Code of Regulations (or similar organizational documents) of the Seller or the Company;
(b)(i) except as set forth in Schedule 3.4, violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or acceleration under, result in a modification of the effect of, or give rise to any right of termination or acceleration under, any of the terms, conditions or provisions of any contract to which the Seller or the Company is a party or to which they or any of their Assets may be subject, or
(ii) result in the creation or imposition of any lien upon any of the Assets of the Company; (c) constitute a breach or violation of or default under, or otherwise cause any impairment of, any insurance License or any other License of the Company (it being understood that in certain jurisdictions the Company may be obligated to requalify or otherwise amend its certificate of authority in connection with the change in Stock ownership contemplated by this Agreement, and the Seller makes no representation or warranty with respect thereto); (d) violate any order applicable to or binding upon the Company; or (e) violate any law applicable to the Seller, the Company or any of their Affiliates.

     Section 3.5.  CONSENTS AND APPROVALS.  Except as set forth on Schedule 3.5,
Part I, no regulatory approval or other consent, approval, order or Authorization of, or registration, application, declaration or filing with (the required regulatory approvals plus such other acts or filings being referred to hereafter, collectively, as the "Consents or Filings"), any government entity is required by the Seller or the Company in connection with the execution and delivery of this Agreement and each of the other agreements required to be executed and delivered by Guarantee hereunder and the consummation of the transactions contemplated hereby and thereby. Schedule 3.5, Part II lists all material contracts relating, directly or indirectly, to the Company's business (i) that are between other Persons and the Company; and (ii) that expressly or by implication require the consent of such other Persons in the event of the sale of the Stock or a change of control of the Company (collectively, the "Third Party Contracts"). The Seller has no Knowledge of any reason why any required regulatory approvals would not be obtained solely as a result of any characteristic of the Company. The Seller has no reason to believe that all necessary or appropriate approvals, authorizations and consents required to be obtained by the Seller and its Affiliates from applicable Ohio insurance regulatory authorities will not be obtained in a manner to permit the timely consummation of the transactions contemplated by this Agreement, or that any such approval, authorization or consent will contain provisions or undertakings which will be unacceptable to the Seller and its Affiliates.

     Section 3.6.  FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

          (a) Company. The Seller has previously delivered to Guarantee true and complete copies of the audited Financial Statements of the Company for each of the years ended December 31, 1995 and 1996 and shall deliver to Guarantee true and complete copies of the audited Financial Statements of the Company for the year ended December 31, 1997 pursuant to Section 5.17. The Financial Statements for each of the years ended December 31, 1995 and 1996 present, and the Financial Statements for the year ended December 31, 1997 shall present, fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates or for the periods covered thereby, in conformity with SAP.

          The Company is not required under any law to prepare Financial Statements or file such with any governmental entity, except as disclosed on Schedule 3.6(a).

          (b) Undisclosed Liabilities. Except as set forth on Schedule 3.6(b), the Company has no material liabilities of a nature requiring them to be disclosed in Financial Statements prepared in accordance with SAP, other than (i) liabilities fully reflected on the face of its December 31, 1997 audited Financial Statements and (ii) liabilities incurred since December 31, 1997 in the ordinary course of business without violation of this Agreement.

     Section 3.7. RESERVES. The opinion of the Company's actuary dated as of December 31, 1997 has not been amended in any fashion and to the Knowledge of the Seller there is no reason that it should be. Since such date:

          (a) the Company has made no changes in its reserving practices or in the actuarial assumptions on which such practices are based; and

          (b) there have been no material adverse changes required to be made to its reserves by any regulatory authority or by any change in circumstances to the Knowledge of the Seller.

     Section 3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Schedule 3.8, since December 31, 1997, the Company has conducted its business only in the ordinary course, consistent with past practices, and since December 31, 1997 there has not occurred any event, change or development specific or unique to it which, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

     Section 3.9.  TAXES AND TAX RETURNS.

          (a) Filing of Tax Returns.  Except as set forth in Schedule 3.9(a),
     Part I, the Company and WABSCO have properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed on or prior to the date hereof. Except as set forth in Schedule 3.9(a), Part II, neither the Company nor WABSCO have requested nor been granted an extension of time within which to file any Tax Return which has not yet been filed.

          (b) Payment of Taxes. (i) Except as set forth in Schedule 3.9(b), with respect to all Taxes imposed upon the Company and WABSCO, or for which they are or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under tax allocation agreements), for all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with in all material respects, and all such amounts required to be paid by the Company and WABSCO to taxing authorities or to other Persons (as, for example, under tax allocation agreements) on or before the date hereof have been timely paid or accrued on the books or records of the Company as of the Closing Date.

          (ii) The Company and WABSCO have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by it to any Person.

          (c) Audit History. Except as set forth in Schedule 3.9(c), no director, officer or other employee with responsibility for Tax matters of Seller or any of its Affiliates has Knowledge of issues which have been or may be raised by any taxing authority in connection with any Tax Returns filed or required to be filed by the Company and WABSCO, and no waivers of statutes of limitation with respect to any such Tax Returns have been given by or requested from the Company or WABSCO. Schedule 3.9(c) also sets forth (i) the taxable years of the Company or WABSCO as to which the statutes of limitations with respect to federal and Ohio Taxes have not expired and (ii) with respect to such taxable years, sets forth those years for which examinations have been completed, those years for which examinations have not been initiated and those years for which required Tax Returns have not yet been filed. Except to the extent shown on such Schedule, all deficiencies asserted or assessments made as a result of any examinations (i) have been fully paid or (ii) are being contested and are fully reflected as a liability on the face of the Financial Statements of the Company and/or WABSCO.

          (d) Parachute Payment. Neither the Company nor WABSCO have any liability under any agreement, contract, arrangement or plan that could result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (e) Permanent Establishment. Neither the Company nor WABSCO have had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country.

          (f) Existing Partnerships. Except as set forth in Schedule 3.9(f), neither the Company nor WABSCO is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (g)  [Reserved.]

          (h) Policies in Compliance With the Code. To the Knowledge of Seller, all Insurance Policies issued by the Company are and have been, at all times since their issuance, in compliance with Code Section 7702 and 7702A, to the extent they are or were required to be in compliance therewith, and contain all required policy provisions and endorsements necessary to qualify as life Insurance Policies under the Code.

          (i) Policyholders' Surplus Account. Except as set forth in Schedule 3.9(i), the Company does not maintain an account described in Section 815(d) of the Code.

          (j) Miscellaneous. Neither the Company nor WABSCO have filed a consent under Code Section 341(f) concerning collapsible corporations. The Company and WABSCO have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. For all Taxable years ending on or before December 31, 1996, neither the Company nor WABSCO has been a party to any Tax allocation or sharing agreement nor has either been a member of an affiliated group filing a consolidated federal income Tax Return other than one of which the Company was the common parent corporation, and neither has any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law). The Company and WABSCO shall be included as members in Seller's consolidated federal income Tax Return to be filed for the tax year ended December 31, 1997.

     Section 3.10. PROCEEDINGS. (a) Except as set forth in Schedule 3.10, Part I, and except for routine contractual claims for amounts payable in accordance with the terms of, and within the policy limits of, an Insurance Policy in the ordinary course of business, there are no

Proceedings pending or, to the Knowledge of the Seller, threatened against the Company or any of the current or former directors, officers, employees or agents (excluding insurance agents) of the Company (in their capacities as such) and, to the Knowledge of the Seller, there are no Proceedings pending or threatened against any of the current or former insurance agents of the Company nor, except as set forth in Schedule 3.10, Part II, is the Company or any of the current or former directors, officers, employees or agents (excluding insurance agents) of the Company (in their capacities as such) or, to the Knowledge of the Seller, any of the current or former insurance agents of the Company, subject to any order issued by any court or governmental authorities relating to or arising out of business written for the Company except orders that are generally applicable to insurers authorized to write life insurance. Except as set forth in Schedule 3.10, Part III, and except for Proceedings that are generally applicable to insurers authorized to write life insurance, there is no Proceeding pending or, to the Knowledge of the Seller, threatened against the Company, or any of the current or former directors, officers, employees or agents (excluding insurance agents) of the Company (in their capacities as such) and, to the Knowledge of the Seller, there is no Proceeding pending or threatened against any of the current or former insurance agents of the Company relating to or arising out of business written for the Company, which involves (i) claims of bad faith, claims of fraud or claims involving other alleged tortious conduct by any such Person or (ii) claims seeking punitive or multiple damage awards against any such Person or claims relating to market conduct matters.

     (b) None of the Proceedings set forth in Schedule 3.10, if adversely determined, could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

     Section 3.11. COMPLIANCE WITH LAW. (a) Except as set forth in Schedule 3.11(a), Part I, the operations of the Company have been conducted in compliance in all material respects with all laws applicable to its business. None of the violations described in Schedule 3.11(a), Part I, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

     Without limiting the generality of the foregoing, except as set forth on
Schedule 3.11(a), Part II, the Company has filed or caused to be filed all reports, statements, documents, registrations, filings or submissions which were required by any law applicable to its business to be filed by it except where the failure to file would not have a Material Adverse Effect, and all such filings complied in all material respects with all such applicable laws when filed. The Seller has delivered to, or will deliver to, Guarantee all reports reflecting the results of examinations of the affairs of the Company issued prior to Closing by insurance governmental entities for any period ending on a date on or after December 31, 1993 and prior to the Closing Date, and all deficiencies or violations in such reports for any prior period will be resolved prior to Closing. Except as set forth in Schedule 3.11(a), Part III, all outstanding Insurance Policies issued or assumed by the Company are, to the extent required by applicable law, on forms and at rates approved by the insurance governmental entities of the jurisdictions where issued or have been filed with and not objected to by such authorities within the periods provided for objections.

     (b) Except as set forth in Schedule 3.11(b) and except for orders or communications that are generally applicable to insurers authorized to write life or health insurance or variable annuities or variable life insurance in the jurisdiction to which such orders or communications apply, the Company is not a party to any contract with or other undertaking to, nor is it subject to any order by, or a recipient of any supervisory letter or other oral or written communication of any kind from, any governmental entity, which contract, order or communication:

          (i) materially and adversely affects the conduct of its business, including, without limitation, its reserve adequacy, its investment, sales or trade practices and policies, its underwriting and pricing practices and policies or its management; or

          (ii) may reasonably be expected to have a Material Adverse Effect on the Company; nor has the Company been advised by any governmental entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, contract or other communication.

     Section 3.12. EMPLOYMENT MATTERS. (a) The Company does not have any employees and has not had any employees since January 1, 1980.

     (b) Employees of the Seller or its Affiliates have performed all services required for the conduct of the business of the Company, other than services rendered by insurance agents of the Company, and have all Licenses, appointments, contracts, permits, authorizations, exemptions and approvals (collectively, "Authorizations") needed in order to perform those functions that they perform in all states or other jurisdictions in which such functions are or have been performed, except where failure to obtain such Authorization would not have or have had a Material Adverse Effect, all of which Authorizations are listed in Schedule 3.12. To the Knowledge of the Seller, no insurance agents of the Company or employees of the Seller and its Affiliates performing services for the Company are, or have been during the past five years, in material violation of any law or order relating to their conduct as insurance agents or brokers. All Authorizations are valid and in full force and effect, and no Proceeding with respect to the revocation, suspension, limitation, nonrenewal, reduction or qualification of any Authorization is pending or to the Knowledge of the Seller threatened nor to the Knowledge of the Seller are there grounds for any such or any material action with respect thereto being taken.

     Section 3.13. EMPLOYEE BENEFIT PLAN, PENSION BENEFIT PLAN AND WELFARE BENEFIT PLAN LIABILITIES. After the Closing Date, neither the Company nor WABSCO shall have any Liability (including, without limitation, any Liability for Taxes) to any Person (including, without limitation, the DOL, the IRS and the PBGC) under or in respect of any Employee Benefit Plan, Pension Benefit Plan, Welfare Benefit Plan or any other plan or arrangement providing for the payment of compensation or benefits to any Person with respect to services rendered or amounts earned on or before the Closing Date or for any action taken or omitted to be taken by the Seller or any of its Affiliates. As of the Closing Date, the Company's and WABSCO's participation in all Employee Benefit Plans, Pension Benefit Plans, Welfare Benefit Plans or any other plans or arrangement providing for the payment of compensation or benefits to any Person with respect to services rendered or amounts earned on or before the Closing Date, maintained by the Seller or its Affiliates prior to the Closing Date for the benefit of employees of the Seller and its Affiliates shall be terminated without Liability to the Company or WABSCO.

     Section 3.14. [RESERVED].

     Section 3.15.  [RESERVED].

     Section 3.16. ASSETS. (a) The Company has, or will have as of the Closing Date, good title to all of its Assets that are disclosed or otherwise reflected in its Financial Statements as of December 31, 1997 or acquired in the ordinary course thereafter, but prior to the Closing Date, except as set forth in
Schedule 3.16(a), and, except for those Assets used or sold in the ordinary course, all such Assets are owned, or will be owned by the Closing Date, by the Company free and clear of all liens, other than Permitted Liens.

     (b) Except as set forth in Schedule 3.16(b), the bonds, notes, debentures and other evidences of indebtedness that constitute investment Assets and which are disclosed or otherwise reflected in the Financial Statements as of December 31, 1997 are, and the bond, notes, debentures and other evidences of indebtedness that constitute investment Assets, as of the date hereof, are, and those that will constitute investment Assets as of the Closing Date will be, to the Knowledge of the Seller, collectible in accordance with the terms of the investment Assets and the documents relating thereto.

     (c) The Company does not own or lease any real property, other than the real property occupied by the Company pursuant to the Agreement dated October 1, 1968 between the Seller and the Company as amended (the "Management Agreement").

     (d)(i) Except as set forth on Schedule 3.16(d), by the Closing Date all of the following will be true: the Company will hold good title to, or have a valid leasehold interest in or a valid right to use, all personal property that is material to the conduct of its businesses, free and clear of all liens other than Permitted Liens, and, in the aggregate, all such personal property will be suitable and adequate for its current uses and will be in good operating condition and repair, ordinary wear and tear excepted, and sufficient for the conduct of the Company's business.

     (ii) The Company has, or will have by the Closing Date, the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other liens, other than Permitted Liens and other than contractual agreements with respect to licensing and maintenance fees, all Intellectual Property that is material to the conduct of its businesses and, to the Knowledge of the Seller the Company is not in conflict with or violation or infringement of, nor is there any such conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property in any material respect.

     (iii) The Company shall have the right as of the Closing Date to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other liens, other than Permitted Liens, the Company's corporate name, trade names, service marks and trade names, together with any stylized logos incorporating those names or marks (collectively, the "Marks") pursuant to Section 5.15.(g) and, to the Knowledge of the Seller the Company is not in conflict with or violation or infringement of, nor is there any such conflict with or violation or infringement of, any asserted rights of any other Person with respect to any of the Marks in any material respect.

     Section 3.17. OPERATIONS INSURANCE. Schedule 3.17 contains a true and complete list of all liability, property, worker's compensation, directors' and officers' liability and other Insurance Policies that currently insure the Company's businesses or Assets and its officers, directors, employees or agents (excluding insurance agents), or affect or relate to the ownership, use or operations of the Company's Assets or to their leasehold interests that have been issued to any of them (including, without limitation, the names of the insurers, the expiration dates thereof and any deductible amounts in respect thereof) and a description of all current claims thereunder relating to the Company, its directors, officers, employees or agents (excluding insurance agents). All such insurance is in full force and effect on the date of this Agreement. Except as set forth in Schedule 3.17, insurance with substantially comparable coverages was maintained by the Company during the five years preceding the date hereof. To the Knowledge of the Seller, all notices of material reportable incidents with respect to any of the foregoing insurance policies which incidents have occurred since December 31, 1993 have been given in writing to the appropriate carriers except where failure to give such notice would not prevent recovery under such insurance policies.

     Section 3.18. BROKERAGE FEES. Except as set forth in Schedule 3.18, neither the Seller nor the Company, nor any of their respective officers, directors, employees, agents or representatives, has employed any broker, finder or agent, or entered into any contract with any Person to pay a brokerage fee, commission or allowance on account of or with respect to this Agreement or the transactions contemplated hereby.

     Section 3.19. ENVIRONMENTAL MATTERS. (a) Except as set forth in Schedule 3.19(a), Part I, the Company is in compliance in all material respects with all applicable Environmental Laws, and, except as set forth in said Schedule, no Company Operating Facility (including, to the Knowledge of the Seller, all owners or operators thereof insofar as such property is concerned) is in violation of any applicable Environmental Laws in any material respect. Except as set forth in Schedule 3.19(a), Part II, the Company has not received any communication (written or oral) that alleges that the Company Operating Facility (including, with respect to any Company Operating Facility, to the Knowledge of the Seller any owner or operator thereof insofar as such property is concerned) is not in such material compliance, and to the Knowledge of the Seller there are no circumstances that may prevent or interfere with such compliance in the future. There are no Licenses held by the Company pursuant to Environmental Laws.

     (b) Except as set forth in Schedule 3.19(b), there is no Environmental Claim pending against the Company or any Company Operating Facility or, to the Knowledge of the Seller, threatened against the Company or any Company Operating Facility, or threatened or pending against any Person whose liability for any Environmental Claims the Company has or may have retained or assumed either contractually or by operation of law.

     (c) Except as set forth in Schedule 3.19(c), to the Knowledge of the Seller there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any Materials of Environmental Concern, that will form the basis of any valid Environmental Claim against the Company, any Company Operating Facility or any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

     (d) Without in any way limiting the generality of the foregoing, to the Knowledge of the Seller there:

          (i) are no underground storage tanks currently or formerly being located on property currently owned or leased by the Company;

          (ii) is no asbestos contained in or forming part of any building or structure owned or leased by the Company; and

          (iii) are no polychlorinated biphenyls ("PCBs") which are used or stored at any property currently owned or leased by the Company.

     Section 3.20. CONTRACTS. Schedule 3.20 contains a true and complete list of all of the following contracts (true and complete copies of all such written contracts will be made available to Guarantee upon request, and a written summary of all material terms of such oral contracts will be made available to Guarantee upon request), other than the insurance policies listed in Schedule 5.15, in force or operative in any respect to which the Company is a party or by which any Assets of the Company are or may be bound, as such contracts may have been amended:

          (a) all employment, agency (other than contracts for retention of a Person as an insurance agent and incidental matters related thereto), brokerage, consultation, retirement (other than pursuant to the existing provisions of any Employee Benefit Plan), representation or other contracts with present or former employees, agents or consultants (including, without limitation, loans or advances to any Person) with any Person which may not be terminated on notice of 60 days or less without penalty or premium), and the name, position and rate or terms of compensation of each such Person and the expiration date of each such contract, as well as a true and accurate summary of all leave, layoff, compensation or severance practices, procedures and policies of the Company;

          (b) all severance contracts with any Person and the name and position of each such Person and the payment terms of each such contract;

          (c) all consultation or other contracts with (including, without limitation, loans or advances to) any former director or officer of the Company, regardless of aggregate payments thereunder, with all current directors or officers of the Company, and with any Person:

               (i) of which any such director or officer of the Company is a director or officer; or

               (ii) in which any such director or officer of the Company has a direct or indirect beneficial ownership interest (other than, with respect to clause (ii), a publicly traded company in which such director or officer of the Company beneficially owns 5% or less of any class of its outstanding voting securities);

          (d) all contracts with any Person, including, without limitation, any governmental entity, containing any provision or covenant:

               (i) limiting the ability of the Company to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person; or

               (ii) limiting the ability of any Person to compete with the Company;

          (e) all partnership, joint venture or profit-sharing contracts with any Person;

          (f) all contracts relating to the borrowing of money from Persons not affiliated with the Company, other than ordinary trade payables and receivables; or the direct or indirect guarantee of any obligation of any Persons for, or contract to service the repayment by any Person of, borrowed money or other financial obligation of any Person (other than indebtedness in respect of investment Assets); or any other liability of the Company in respect of indebtedness for borrowed money or other financial obligation of any Person (other than indebtedness in respect of investment Assets), including, without limitation, any contract relating to or containing provisions with respect to:

               (i)  any lines of credit;

               (ii) the payment for property, products or services of any other Person even if such property, products or services are not conveyed, delivered or rendered; or

               (iii) any obligation to satisfy any financial obligation or covenants, including, without limitation, take-or-pay, keep-well, make-whole or maintenance of working capital, capital or earnings levels or financial ratios or to satisfy similar requirements;

          (g) all contracts (other than Insurance Policies issued by the Company or reinsurance contracts) with any Person containing any material provision or covenant relating to the indemnification or holding harmless by the Company;

          (h) all leases, subleases or rental or use contracts providing for annual payments to be paid by the Company individually in excess of $25,000 in any one year;

          (i) all contracts relating to the future disposition (including, without limitation, restrictions on transfer or rights of first refusal) or acquisition of any investment Assets or of any interest in any business enterprise, and all contracts requiring the Company to purchase or dispose of any investment Assets, other than in the case of each of the foregoing:

               (i) notes or other debt securities having a maturity date of 90 days or less from the date of purchase; or

               (ii) the disposition or acquisition of any notes or debt securities in the ordinary course of business;

          (j) all investment advisory contracts with any investment company registered under the Investment Company Act of 1940 or with any investment advisory client;

          (k) all reinsurance, retrocession, coinsurance or other similar contracts, including, with respect to each such contract, the ceding and assuming Person, the business reinsured or retroceded and the amount of liability reinsured;

          (l) any contracts of the Company with any of its officers, directors, employees, insurance agents or marketing managers (other than, in the case of insurance agents, the Company's routine contracts for insurance agents or brokers and other matters incidental thereto); and

          (m) all other contracts (other than (x) Insurance Policies and (y) employment, agency, brokerage, consultation, retirement or representation contracts that are otherwise required to be set forth in Schedule 3.20) that individually involve payments by or on behalf of the Company in excess of $25,000 in any one year, other than contracts terminable by the Company without penalty upon 60 days' notice.

     Each of the contracts listed in Schedule 3.20 is in full force and effect and (assuming each such contract is a valid and binding obligation of the other parties thereto) constitutes, or will by the Closing Date constitute, a valid and binding obligation of the Company to the extent that it is or will be a party thereto, in accordance with its terms, and the Company is not, and to the Knowledge of the Seller no other party to any such contract is, in material violation, breach or default of any such listed contract or with notice or lapse of time or both would be in material violation, breach or default of any such contract. Except as set forth in Schedule 3.20, the Company is not a party to or bound by any contract material to its business that was not entered into in the ordinary course of business. The Company is not a party to or bound by any collective bargaining or similar labor contract and the Seller has no Knowledge of any threatened unionization.

     Section 3.21.  INSURANCE ISSUED BY COMPANY.  (a) Except as set forth in
Schedule 3.21, all benefits payable by the Company under Insurance Policies have been paid (or adequate provision for payment thereof has been made) in accordance with the terms of the contracts under which they arose.

     (b) Except as set forth in Schedule 3.21, to the Knowledge of the Seller all outstanding Insurance Policies of the Company were issued in substantial conformity with the Company's underwriting standards and ratings then in effect and, with respect to such contracts reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar contracts.

     (c) Except as set forth in Schedule 3.21:

               (i) to the Knowledge of the Seller, all amounts recoverable under reinsurance, coinsurance or other similar contracts (including, without limitation, amounts based on paid and unpaid damages and claims) relating to the Company are fully collectible;

               (ii) since December 31, 1992 to the Knowledge of the Seller each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for the Company, was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business; and

               (iii) since December 31, 1992, to the Knowledge of the Seller no such insurance agent or broker has, in the conduct of such Person's activities for the Company, violated (or has taken any action which, with notice or lapse of time or both, would have violated) in any material respect any applicable law in a manner resulting in any material liability to the Company.

     Section 3.22. THREAT OF CANCELLATION. Since December 31, 1992, except as set forth in Schedule 3.22, no policyholder, group of policyholders or Persons writing, selling or producing insurance business which in the aggregate accounted for 5% or more of the net premium income of the Company have terminated or substantially reduced, or, to the Knowledge of the Seller, threatened to terminate or substantially reduce, its or their relationship with the Company.

     Section 3.23. ACCOUNTING PRACTICES. Except as described in audited Financial Statements, or as required under applicable Tax or SAP accounting rules, since December 31, 1992, the Company has not made any material changes in its Tax or SAP accounting methods, practices or policies, including, without limitation, any material change with respect to establishment of reserves for unearned premiums, losses (including incurred but not reported losses) and loss adjustment expenses, or made any material change in depreciation or amortization policies or rates adopted by it.

     Section 3.24. STATE INSOLVENCY FUNDS. Except as set forth on Schedule 3.24, the Company has received no notice of any assessment against the Company by any State guaranty or insolvency fund other than those which are paid or accrued on the books of the Company as of the date hereof or will be as of the Closing Date.

     Section 3.25. INVESTMENT REPRESENTATIONS. (a) The Guarantee Stock is being purchased for its own account for investment and not with a view to, or for sale in connection with, any distribution of such Guarantee Stock or any part thereof.

     (b) The Seller is an "accredited investor" within the meaning of Section 501(a)(3) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and was not formed for the specific purpose of acquiring the Guarantee Stock.

     (c) The Seller has no agreement, arrangement or understanding for transfer of any of the Guarantee Stock or any interest therein to any other person.

     (d) The Seller (i) has such knowledge and experience in financial and business matters to be able to evaluate the merits and risks of an investment in such securities of Guarantee;

(ii) has been given or had access to sufficient information regarding Guarantee to evaluate the merits and risks of the investment in the Guarantee Stock being acquired; and (iii) is able to bear the economic risk of the investment in the Guarantee Stock to enable the Seller to hold the same for purposes of investment.

     (e) The Seller understands and acknowledges that (i) the Guarantee Stock has not been registered under the Securities Act or any applicable state securities or blue sky laws, and may be required to be held by the Seller indefinitely, unless subsequently registered under the Securities Act and applicable blue sky laws, or an exemption from such registration is available. The Seller agrees that the certificate(s) representing the Guarantee Stock shall bear a legend in substantially the following form:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH APPLICABLE STATE LAW OR UNLESS SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION REQUIREMENTS.

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER
     RESTRICTIONS CONTAINED IN A SHAREHOLDER AGREEMENT, DATED         , 1998,
     BY AND AMONG GUARANTEE AND A SHAREHOLDER, A COPY OF WHICH IS ON FILE AT THE OFFICE OF GUARANTEE. TRANSFERS IN VIOLATION OF THE SHAREHOLDERS

     AGREEMENT ARE VOID. BY ACCEPTANCE OF THIS CERTIFICATE THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF THE SHAREHOLDER AGREEMENT.

     (f) The Seller shall not offer for sale or sell the Guarantee Stock or any interest therein except in accordance with the Shareholder Agreement set forth in Exhibit B hereto and the provisions of the legend set forth on the Guarantee Stock certificates pursuant to Section 3.25(e) of this Agreement and the Shareholder Agreement.

     (g) The Seller has received and reviewed the Guarantee Disclosure Documents (as defined in Section 4.6) in connection with its investment decision to purchase the Guarantee Stock.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF GUARANTEE

     Guarantee represents and warrants to the Seller as follows:

     Section 4.1. ORGANIZATION. Guarantee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own, lease, and operate Guarantee's properties and to carry on Guarantee's business as it is currently being conducted.

     Section 4.2. AUTHORIZATION OF AGREEMENT. Guarantee has all requisite power and authority to execute and deliver this Agreement and each of the other agreements required to be executed and delivered by Guarantee hereunder and to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other agreements required to be executed and delivered by Guarantee hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Guarantee, and no other corporate proceedings on the part of Guarantee are necessary to authorize this Agreement and each of the other agreements required to be executed and delivered by Guarantee hereunder or to consummate the transactions contemplated hereby or thereby. This Agreement has been and each of such other agreements will be duly executed and delivered by Guarantee, and constitutes a valid and binding agreement of Guarantee, enforceable against Guarantee in accordance with its terms, except as such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, subject to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

     Section 4.3. CONSENTS AND APPROVALS; NO VIOLATIONS. There is no requirement applicable to Guarantee to make any filing with, or obtain any permit, Authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Guarantee of the transactions contemplated by this Agreement and each of the other agreements required to be executed and delivered by Guarantee hereunder other than as set forth in Schedule 4.3 attached hereto. The execution and delivery of this Agreement and each of the other agreements required to be executed and delivered by Guarantee hereunder by Guarantee will not (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar charter documents) of Guarantee or violate any law or regulation applicable to Guarantee; (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Guarantee or any of its Affiliates is a party or by which any of their respective Assets may be bound, except for such defaults (or rights to termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or
(c) violate an order, writ, injunction or decree applicable to Guarantee, any of its Affiliates or to any of their respective Assets.

     Section 4.4. FINANCING; CERTAIN INSURANCE REGULATORY APPROVALS. (a) Guarantee has (or will have prior to the Closing Date) made adequate provision for the financing of the cash portion of the Purchase Price on terms reasonably acceptable to Guarantee. Guarantee has previously provided to the Seller a true and correct copy of a recently dated "stand ready" letter issued by Guarantee's line of credit lender indicating such lender's willingness to finance an acquisition transaction of the size contemplated by this Agreement.

     (b) Guarantee has no reason to believe that all necessary or appropriate approvals, authorizations and consents required to be obtained by Guarantee and its Affiliates from applicable Nebraska insurance regulatory authorities will not be obtained in a manner to permit the timely consummation of the transactions contemplated by this Agreement, or that any such approval, authorization or consent will contain provisions or undertakings which will be unacceptable to Guarantee and its Affiliates.

     Section 4.5. BROKERS. Neither Guarantee nor any of its officers, directors, employees, agents or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Guarantee in connection with this Agreement or the transactions contemplated hereby, other than with Guarantee's line of credit lender and its Affiliates in connection with entering into the "stand ready" letter previously delivered to the Seller by Guarantee and certain other contemplated transactions related thereto. The Seller shall not be responsible for payment of the fees or expenses of the line of credit lender or its Affiliates in connection with the transactions contemplated thereby.

     Section 4.6. GUARANTEE DISCLOSURE DOCUMENTS. In connection with the sale of the Guarantee Stock to the Seller, Guarantee has delivered to the Seller (or shall deliver prior to the Closing) true and complete copies of each report required to be filed by Guarantee with the Securities and Exchange Commission (the "SEC") from January 1, 1996 through the Closing Date (the "Guarantee Disclosure Documents"). Each of the Guarantee Disclosure Documents, as of the date filed with the SEC, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the SEC's rules and regulations promulgated thereunder and did not, as of such dates, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent Form 10-Q (or, if applicable, Form 10-K) filed by Guarantee with the SEC, there has occurred no material adverse change with respect to the business or financial condition of Guarantee.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

     Section 5.1. EXPENSES. Unless specifically provided to the contrary herein, each party to this Agreement will be responsible for any costs and expenses incurred by such party in connection with this Agreement or in furthering the transactions contemplated hereby.

     Section 5.2. FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party to this Agreement will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and to make effective the transactions contemplated by this Agreement. From time to time prior to the Closing Date, without further consideration, each party will, at its own expense, provide such information (financial or other) to the other parties as shall be necessary for each of them to obtain all consents required hereunder and will execute and deliver such documents to each other party as it may reasonably request in order more effectively to consummate the transactions contemplated by this Agreement. Moreover, during a period commencing 15 days after the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, the Seller will cause the Company to use its commercially reasonable efforts to introduce insurance products offered by Guarantee's Affiliates which are mutually acceptable to the Company and Guarantee to the Company's distribution system and to cooperate with Guarantee to license the Company's insurance agents as agents of Guarantee's Affiliates and to develop budgets and business plans for 1999.

     Section 5.3. CONSENTS. (a) On or prior to Closing Date, the Seller and the Company shall use their commercially reasonable efforts to obtain the consents required in the contracts set forth in Schedule 3.5, Part II. On or prior to the Closing Date, the Seller, the Company and Guarantee shall use their commercially reasonable efforts to satisfy the provisions of Section 6.1(b) hereof. The Seller, the Company and Guarantee shall work closely with each other, and each shall use commercially reasonable efforts to cooperate fully with each other to obtain any such necessary consents and to satisfy such provisions. The Seller, the Company and Guarantee shall keep each other reasonably informed as to the status of their progress with respect thereto and when any such necessary consents are received or denied.

     (b) Without limiting the generality of the obligations described in Section 5.3(a), both Guarantee and the Seller shall, after the expiration of the period for Guarantee to conduct its due diligence and submit written notice pursuant to
Section 8.1(f), promptly make all required filings under the HSR Act, including, without limitation, a Notification and Report Form for Certain Mergers and Acquisitions (or any successor form) and any amendments thereto with the Federal Trade Commission and the Department of Justice, in connection with the transactions contemplated by this Agreement as required by the antitrust laws of the United States. In the event that any request for additional information is properly made of either Guarantee or the Seller pursuant to the HSR Act, Guarantee or the Seller, as the case may be, shall use its commercially reasonable efforts to comply with such request as soon as practicable after receipt thereof.

     Section 5.4. ANNOUNCEMENTS OR COMMUNICATIONS. The Seller and Guarantee acknowledge the damaging effects which could result from any premature disclosure concerning the transactions contemplated by this Agreement. Accordingly, unless a public disclosure or filing or communication with policyholders of the Seller or shareholders of Guarantee is mandated by law or regulation, neither the Seller (including its employees and agents (but excluding its insurance agents)) nor Guarantee will make any public disclosure or statements or issue press releases or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby except in a form and at a time which has been mutually agreed to among them. To the extent that any disclosure or filing or communication shall be mandated by law or regulation, it shall first be submitted to, reviewed and approved to the extent practicable by all parties, which approval shall not be unreasonably withheld.

     Section 5.5. ACCESS. At all times prior to the Closing Date, the Seller will, upon commercially reasonable notice, cause the Company to permit Guarantee, its officers and employees, and its agents commercially reasonable access during normal working hours to the Company's business, properties, Assets, books, records and personnel. In connection with the foregoing, the Seller and the Company shall deliver or make available to Guarantee upon request true and correct copies of all Tax Returns of the Company that were required to be filed by or with respect to the Company for all taxable years which remain subject to assessment and deficiency and the Company's accountants' tax provision workpapers (involving both current and deferred income tax) and any other accountants' workpapers dealing with the composition of any general loss or contingency reserve accounts, and such other information relating to Tax matters in the possession of the Seller or the Company as Guarantee may reasonably request (including elections, consents, revenue agent's reports, protests, closing agreements and ruling requests). The Seller shall also direct the Company's independent accountants to make available for Guarantee's inspection, or deliver copies to Guarantee, any such tax information, workpapers and reports in the possession of such accountants.

     Section 5.6. CONDUCT OF THE COMPANY'S BUSINESS. (a) Except as contemplated by this Agreement, from the date hereof until the Closing Date, the Seller shall cause the Company to:

          (i) continue to conduct its businesses and operations in the ordinary and usual course;

          (ii) continue to exercise the same degree of care that the Company has previously exercised with respect to its business;

          (iii) use its commercially reasonable efforts to maintain its existing relationships with its reinsurers, agents, policyholders, providers of specialty insurance products to its agents and other parties with whom it has business relationships; and

          (iv) cooperate with Guarantee to facilitate a smooth transition of ownership of the Company, including consulting with Guarantee as to the advisability of retaining the employees of the Seller who perform marketing and underwriting functions and related support staff employees with respect to the business of the Company.

     (b) From the date hereof until the Closing Date, the Seller shall not and the Seller shall cause the Company to not (except as is contemplated or permitted by this Agreement or with the written approval of Guarantee, which approval shall not be unreasonably withheld):

          (i) sell, pledge, dispose of, lease or encumber any material Assets (including, without limitation, any indebtedness owed to, or any claims held by, it) except in the ordinary course of business;

          (ii) terminate the insurance Licenses, insurance permits and insurance authorities, or fail to timely file all reports required by government agencies which administer such Licenses, permits and authorities, except in the ordinary course of business;

          (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock (other than directors' qualifying shares);

          (iv) transfer any material Assets or liabilities of the Company to any new Subsidiary or new Affiliate;

          (v) acquire (by merger, consolidation or acquisition of stock or Assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contribution to capital or property transfer other than in the ordinary course of business;

          (vi) incur any indebtedness for borrowed money (other than in the ordinary course of business consistent with past practice), issue any debt securities, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person other than the Company, make any loans or advances, incur any other liabilities, obligations or commitments or forgive or discharge any indebtedness, other than in the ordinary course of business;

          (vii) except in the ordinary course of business, adopt or amend any bonus, profit-sharing, thrift, savings, compensation, stock option, pension retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any of its employees, except where required by any state or federal law or regulation;

          (viii) increase or authorize an increase in the compensation or fringe benefits of any employee of the Seller providing services to the Company or pay or authorize any payment or any benefit not required by an existing plan and arrangement of the Seller not in the ordinary course of business, other than severance payments at the sole expense of the Seller;

          (ix) promote or demote any key employee of the Seller or take any action to reduce the staff of the Seller, providing services to the Company (except for terminations for documented cause) in accordance with past practice;

          (x) terminate the services of the Company's present brokers, agents and general agents and other sales personnel;

          (xi) issue, authorize or propose the issuance of additional shares of the Company's capital stock of any class;

          (xii) split, combine or reclassify any shares of the Company's capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends of excess surplus as provided in
     Section 5.11;

          (xiii) enter into any material transaction not in the ordinary course of business;

          (xiv) cancel, compromise or settle any material claim, or waive or release any right other than in the ordinary course of business;

          (xv) dispose of any investment securities of the Company without Guarantee's prior consent (which will not be unreasonably withheld) other than in the ordinary course of business;

          (xvi) amend the Articles of Incorporation or Code of Regulations of the Company, except in connection with the elimination, redemption and cancellation of directors' qualifying shares or the redomestication of the Company as an insurance company from Ohio to Nebraska pursuant to this Agreement or as is otherwise contemplated or permitted by this Agreement);or

          (xvii)  amend the Management Agreement.

     Section 5.7. NOTIFICATION. The Seller and Guarantee shall each give the other prompt written notice of (i) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a material breach of any of its respective representations or warranties made herein or pursuant hereto and of which they have actual knowledge and (ii) the taking of any action that would materially breach or violate, or constitute a material default under, any of its respective agreements or covenants made herein or pursuant hereto.

     Section 5.8. NO SOLICITATION OR NEGOTIATION. (a) Until such time, if any, as this Agreement is terminated pursuant to Article VIII, the Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any unsolicited inquiries or proposals from any Person (other than Guarantee) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company or its capital stock or any merger, consolidation, business combination or similar transaction involving the Company (each, an "Other Transaction"), except to the extent required by the fiduciary duties of the Seller's Board of Directors under applicable law if so advised by a written opinion of outside counsel. The Seller shall notify Guarantee orally and in writing within two Business Days following receipt by the Seller or the Company of any inquiry, proposal or offer relating to an Other Transaction (an "Other Offer"), including the terms and conditions of any such Other Offer and the Person making such Other Offer. The Seller shall give Guarantee five calendar days' prior notice and an opportunity to negotiate with the Seller before entering into, executing or agreeing to any Other Offer or Other Transaction.

     (b) The Seller may, by notice to Guarantee at any time prior to the Closing Date, terminate this Agreement if the Seller enters into, executes or agrees to an Other Offer or Other Transaction with respect to the Company following a determination by the Board of Directors of the Seller on the written advice of counsel that such action is required by its fiduciary duties under applicable law and compliance by the Seller with the provisions of Section
5.8 of this Agreement.

     (c) In order to induce Guarantee to enter into this Agreement and to compensate Guarantee for the time and expenses incurred in connection with this Agreement and the transactions contemplated hereby and the losses suffered by Guarantee from foregone opportunities, the Seller shall pay a "Special Fee" equal to $3,000,000 to Guarantee in immediately available funds on the date the Seller terminates this Agreement pursuant to this Section 5.8 or within five Business Days after any of the following occurs within six months after the date of termination of this Agreement, provided in each case that any of the following arises out of an offer received by the Seller or the Company prior to the termination of this Agreement: (i) a Person unrelated to Guarantee consummates an Other Transaction, or has announced or proposed an Other Transaction within six months after the date this Agreement is terminated and subsequently consummates an Other Transaction after such six month period; (ii) the Seller has entered into an agreement with respect to an Other Transaction; or (iii) the Seller shall have terminated this Agreement to pursue an Other Offer or Other Transaction.

     Section 5.9. TAX ELECTIONS AND CONSOLIDATED TAX RETURN. Except as set forth in Schedule 5.9, no new elections with respect to Taxes or any changes in current elections or practice with respect to Taxes (in each case, in respect of any tax year ending on or before, or which includes, the Closing Date) affecting the Company (including, without limitation, all changes which would set a precedent for later periods) or any of its Subsidiaries shall be made after the date of this Agreement without the prior written consent of Guarantee not to be unreasonably withheld. Notwithstanding any other provision of this Agreement, the Seller shall file its federal income tax return for the year ended December 31, 1997 on a consolidated basis with respect to all of its subsidiaries on or before the Closing Date.

     Section 5.10. BENEFITS. As of the Closing Date, the Company shall have paid or accrued all amounts of compensation, benefits, bonuses and other forms of direct or indirect compensation to any employee, officer, director, agent or consultant which is due or payable as of the Closing. Not later than 20 days prior to the Closing Date, the Company shall provide Guarantee with a schedule setting forth all such benefits.

     Section 5.11. EXTRAORDINARY DIVIDEND. The Seller shall use its commercially reasonable efforts to cause the Company to pay an extraordinary dividend of Forty-four Million Dollars ($44,000,000) to the Seller on or before the Closing Date. Guarantee shall have the right to determine, in consultation with the Seller and with the consent of the Seller, which consent shall not be unreasonably withheld, which assets of the Company will be liquidated in connection with the payment of such extraordinary dividend. The Seller agrees to fully cooperate with Guarantee in identifying such assets and making such determination.

     Section 5.12. REDOMESTICATION. The Seller, the Company and Guarantee agree to take such corporate and regulatory acts, including amending the Articles of Incorporation and Code of Regulations of the Company, as shall be reasonably necessary to redomesticate the Company as an insurance company from Ohio to Nebraska on the Closing Date or as promptly thereafter as possible.

     Section 5.13. RECORD RETENTION. The Seller and Guarantee agree to fully cooperate in the prompt identification of and selection of the books and records of the Company to be disposed of or retained. Promptly after the Closing and such identification and selection is made, the Seller and Guarantee shall make reasonable arrangements for the disposition, storage
or transfer of such books and records on mutually agreeable terms.   Neither the
Seller nor the Company shall dispose of any of the books or records of the Company prior thereto, other than in the normal course of business and pursuant to the current practices of the Seller and the Company.

     Section 5.14. DIRECTORS' QUALIFYING SHARES. The Seller and the Company agree to take all actions necessary to amend the Articles of Incorporation, to the extent necessary, and the Code of Regulations of the Company on or prior to the Closing to eliminate any requirement for the directors of the Company to own qualifying shares of the Company's capital stock and to take all actions necessary to redeem and cancel on or prior to the Closing all of the shares of the Company's capital stock which is owned by the directors of the Company as qualifying shares.

     Section 5.15. ADDITIONAL POST-CLOSING OBLIGATIONS. The parties will perform and fulfill each of the following obligations after the Closing Date:

     (a) Guarantee will cause the Company not to sell or otherwise assign any of the rights or obligations of the Company under those structured settlements to which the Company is a party as of the Closing Date (collectively, the "Structured Settlements") to any insurance company which has a rating assigned by A.M. Best Company of less than "A." If any Structured Settlement is sold or otherwise assigned to another insurance company whose rating is subsequently reduced to less than "A" or, in the event that the Company's rating assigned by A.M. Best Company is reduced to less than "A," in either case Guarantee will cause the Company to reinsure the Company's obligations under such Structured Settlement with another insurance company which has a rating assigned by A.M. Best Company of not less than "A."

     (b) Guarantee will cause the Company to maintain the Seller's group life insurance plan with the Company on substantially the same terms and conditions (including the use of the same rates and discounts) as existed prior to the Closing through December 31, 1998.

     (c) Schedule 5.15 lists certain universal life insurance policies of the Company which are owned by the Seller or by present or former employees of the Seller and which have above-market interest rates contained therein (collectively, the "Executive Carve Out Policies"). Guarantee shall cause the Company to continue to credit the current above market interest rate of nine percent on the in force Executive Carve Out Policies for the three retired employees of the Seller identified on Schedule 5.15 current through maturity without additional premium therefore and to credit the in force Executive Carve Out Policies for the 10 active employees of the Seller identified on Schedule
5.15 at an above market interest rate of eight percent through maturity; provided, however, the annual premiums on such policies will be increased in November 1998 to an amount sufficient to carry these policies at such rate to maturity.

     (d) Guarantee will cause the Company to continue the Company's existing practice of reducing premiums with respect to life insurance policies owned or held by employees of the Seller as of the date of this Agreement.

     (e) In the event of any Proceeding in connection with action, failure to act or transaction involving the Company occurring in whole or in part prior to the Closing Date, all parties will make available their personnel, provide testimony and access to their books, and otherwise cooperate to the extent necessary or advisable, without jeopardizing their own adverse interest, at the expense of the contesting or defending party unless the contesting or defending party is entitled to indemnification pursuant to Article IX. For a period of not less than (i) three years after the Closing Date or (ii) the conclusion of any claim under Article IX, Guarantee shall cause the Company to afford to the Seller (or its representatives) reasonable access to the books and records of the Company for matters pertaining to events occurring prior to the Closing Date for any proper purpose.

     (f) For a period of five years following the Closing, employees of the Seller and its Affiliates shall be permitted to purchase individual life insurance policies of Guarantee's Affiliates using discounted premiums, higher than normal interest crediting rates, reduced expense or COI charges when such policies are approved by the Ohio Insurance Department.

     (g) The Seller and Guarantee shall take such actions as necessary to give Guarantee the right to use the Marks for purposes related to the business of the Company and with respect to insurance products offered by the Company as of the Closing Date, for as long as the Marketing Agreement remains in effect. Such right shall terminate if Guarantee transfers all or substantially all of the ownership or assets of the Company through sale, merger or any other business combination to any Person other than Guarantee or its Affiliates and upon such termination shall revert to the Seller. Guarantee shall not have the right to use the Marks with respect to insurance products not offered by the Company as of the Closing Date, unless the Seller gives its prior written consent, which shall not be unreasonably withheld.

     Section 5.16. UPDATED SCHEDULES. As of the Closing Date, the Seller shall provide updated Schedules setting forth the exceptions to the representations and warranties in Article III of this Agreement. For all purposes under this Agreement, as of and after the Closing such updated Schedules shall be deemed to supersede the Schedules delivered to Guarantee as of the date of this Agreement. Notwithstanding any provision in this Agreement to the contrary, Guarantee may terminate this Agreement if it reasonably determines that any of the exceptions to such representations or warranties set forth in such updated Schedules relates to a condition which is or may have a Material Adverse Effect or of such a nature as to effectively prevent Guarantee from owning or operating the Company in the manner as presently conducted.

     Section 5.17. FINANCIAL STATEMENTS. The Seller will provide the Company's audited Financial Statements for the year ended December 31, 1997 prepared in accordance with SAP to Guarantee no later than 10 days prior to the Closing.
The Seller shall cooperate and shall use commercially reasonable efforts to cause Ernst & Young LLP and KPMG Peat Marwick to cooperate with Guarantee in the preparation of the Closing Financial Statements, at Guarantee's expense, on the basis of GAAP for completion and delivery on or prior to a date no later than 60 days after the Closing Date.

     Section 5.18. WARN ACT. The Seller shall comply with any applicable requirements of the federal Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and the applicable requirements of Ohio law similar to the WARN Act, if any, in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VI
                            CLOSING DATE CONDITIONS

     Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the following conditions:

          (a) That all conditions to the Closing contained in this Article VI shall have been satisfied in all material respects or waived in accordance with the terms of this Article VI and the Closing Date shall occur on or before May 31, 1998, unless extended in accordance with the terms of this Agreement; provided, however, either the Seller or Guarantee may extend the Closing Date pursuant to Section 2.2 hereof for up to two consecutive 31-day periods, provided the extending party is not in breach or default under the terms of this Agreement and the conditions to the Closing set forth in Article VI have not been satisfied;

          (b) That all permits, approvals and consents of any governmental body or agency (including, without limitation, the Ohio and Nebraska insurance departments) or Person which are required in connection with the transactions contemplated by this Agreement shall have been obtained, which approvals shall not contain conditions to which Guarantee reasonably objects, and such permits, approvals and consents shall be effective and shall not be suspended, revoked or stayed by action of any governmental authority or Person it being understood that in certain jurisdictions the Company may be obligated to requalify or otherwise amend its certificate of authority in connection with the change in stock ownership contemplated by this Agreements, which amendments shall not be considered conditions to the Closing;

          (c) That all applicable waiting periods under the HSR Act shall have expired or been terminated such that the Closing shall not violate the HSR Act;

          (d) That, at or prior to the Closing Date, none of the Seller, the Company or Guarantee shall be subject to any order, decree or injunction of a government regulatory agency or a court of competent jurisdiction which
     (i) prevents or delays any of the transactions contemplated by this Agreement or (ii) would impose any material limitation on the ability of the Company to conduct its business and operations in substantially the same form as it is presently being conducted;

          (e) The Seller, the Company and Guarantee shall enter into a Marketing Agreement and an Administrative Services Agreement in substantially the forms attached hereto as Exhibits A and C, respectively, the Seller and Guarantee shall have entered into the Shareholder Agreement in substantially the form of Exhibit B attached hereto, the Seller shall have executed any additional documentation reasonably required by Guarantee in connection with the issuance of the Guarantee Stock and all existing management contracts between the Seller and the Company (including the Management Agreement) shall be terminated on the Closing Date without any liability to the Company as a result of such termination.

          (f) The Company and the Seller shall have received all necessary or appropriate regulatory approvals from the Ohio Director to permit payment of the dividend, which shall be treated as an extraordinary dividend for regulatory purposes and as a liquidating dividend for tax purposes, by the Company at or prior to Closing as contemplated by Section 5.11 in an amount equal to $44,000,000.

     Section 6.2. CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller:

          (a) In all material respects Guarantee shall have performed and complied with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of Guarantee set forth in this Agreement shall be true and correct in all material respects as though made as of and on the Closing Date. Guarantee shall have delivered to the Company a certificate of the President of Guarantee dated as of the Closing Date, to the foregoing effect;

          (b) The Seller shall have received an opinion from Kutak Rock, special counsel to Guarantee, dated the Closing Date and in substantially the form attached hereto as Exhibit D-1 and the opinion of Richard A. Spellman, general counsel to Guarantee, dated the Closing Date and substantially in the form of Exhibit D-2;

          (c) The Seller shall have received from Guarantee the Purchase Price in accordance with Article II of this Agreement;

          (d) The Seller shall have received from Guarantee (i) a copy of its Board of Directors' actions approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the approval of this Agreement), certified by the Secretary of Guarantee as true, correct and complete and that such actions have not been amended or rescinded on or prior to the Closing Date and (ii) a certificate of the Secretary of Guarantee as to the incumbency and signature of the directors and officers of Guarantee executing this Agreement; and

          (e) The Seller shall have received all other documents, instruments and writings required to be delivered by Guarantee at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

     Section 6.3. CONDITIONS TO THE OBLIGATIONS OF GUARANTEE. The obligations of Guarantee to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Guarantee:

          (a) In all material respects the Seller shall have performed and complied with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as though made as of and on the Closing Date. The Seller shall have delivered to Guarantee a certificate of the President of the Seller dated as of the Closing Date to the foregoing effect. Notwithstanding anything herein to the contrary, in the event that any representation or warranty is not true and correct in all material respects when made or at any time on or before the Closing Date, Guarantee may terminate this Agreement pursuant to this Section 6.3(a) only if prompt notice is given to the Seller and the breach cannot be cured by the Seller prior to the Closing and either (i) Guarantee reasonably determines there has been a Material Adverse Effect or (ii) the breach is of such a nature as to effectively prevent Guarantee from owning and or operating the Company in a manner as presently conducted by the Company.

          (b) Guarantee shall have received an opinion from Bricker & Eckler LLP, special counsel to the Seller, dated the Closing Date and in substantially the form attached hereto as Exhibit E.

          (c) Guarantee shall have received from the Seller a Certificate of Good Standing for the Company and WABSCO, dated as of a recent date, issued by the Secretary of State of Ohio.

          (d) Guarantee shall have received, not later than five days prior to the Closing Date, copies of written resignations effective immediately following the Closing Date of all the directors and officers of the Company and WABSCO whose resignations Guarantee has requested in writing at least 20 days prior to Closing.

          (e) Guarantee shall have received certificates representing the Stock, properly endorsed for transfer to Guarantee, and evidence reasonably satisfactory to Guarantee that the certificates representing all directors' qualifying shares of the Company have been redeemed and cancelled.

          (f) Guarantee shall have received all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                                  ARTICLE VII
                                  TAX MATTERS

     Section 7.1. NO CARRYBACK OF NET OPERATING LOSS, ETC. Except as required by applicable law, the Company (and its successors and assigns) will elect not to carry back any net operating loss, Tax credit or other Tax item from a taxable year beginning on or after the Closing Date to any taxable year ending prior to the Closing Date and will waive any and all rights to any claims for refund in respect of such net operating loss, Tax credit or other Tax item.

     Section 7.2. PAYMENTS IN RESPECT OF TAXES AND TAX RETURNS FOR STUB PERIOD PRIOR TO AND INCLUDING THE CLOSING DATE. (a) In accordance with the mutual desire of Guarantee and Seller, Seller has covenanted to include the Company and WABSCO as members in its consolidated federal income Tax Return for the Tax year ended December 31, 1997 and for that portion of 1998 which is prior to and including the Closing Date. The income of the Company and WABSCO will be apportioned to such consolidated group for the period up to and including the Closing Date and to Guarantee for the period after the Closing Date by closing the books of the Company and WABSCO as of the Closing Date in a manner consistent with such prior allocations, if any, for federal income tax purposes. The Company and WABSCO file their own state and local tax returns and will continue to do so after the Closing Date.

     (b) The Company and WABSCO have established intercompany accounts with the Seller and its Affiliates in respect of federal income Taxes of the Company and WABSCO which will include Taxes through and including the Closing Date calculated in a manner consistent with the tax sharing agreement, as amended (the "Tax Sharing Agreement"), by and among the Seller, the Seller's other Affiliates and the Company and WABSCO. A true and correct copy of the Tax Sharing Agreement will be provided to Guarantee by the Seller on or prior to the Closing. These intercompany accounts shall be paid and settled between the Seller and its Affiliates and the Company and WABSCO effective as of the Closing Date based on the reasonable estimates of the federal income Taxes of the consolidated group. The determination of the final amount which is to be recorded in the intercompany account under the Tax Sharing Agreement shall be determined when the final Tax Return is filed for the consolidated group which includes the period ending with the Closing Date with respect to the Company and WABSCO. Upon such final determination, the Company shall pay to the Seller or its Affiliates any balance due (or if the Company has overpaid, Seller shall refund to the Company such excess) within 15 Business Days of the notice of the determination of the final amount. Such Tax Sharing Agreement shall be terminated as between the Company and WABSCO and such consolidated group and that agreement and any other Tax Sharing Agreement between the Seller (or any Affiliates) and the Company and WABSCO shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

     (c) Notwithstanding any provision in the Tax Sharing Agreement or other provision of this Article VII, the allocation of any consolidated Tax liabilities contemplated by this Section 7.2 shall treat all net Taxable income or loss resulting from any transactions contemplated by this Agreement, including the election contemplated by Section 7.4, as Taxable income or loss of a member other than the Company or WABSCO.

     (d) Both Guarantee and the Seller shall use their commercially reasonable efforts to resolve any dispute regarding the calculation or computation related to federal income Taxes to be settled pursuant to this Section 7.2. In the event of any such dispute between Guarantee and the Seller which cannot be resolved by Guarantee and the Seller, the parties shall each be entitled to submit such dispute to KPMG Peat Marwick for a resolution within 25 days of submission, the decision of which firm shall be binding on Guarantee and the Seller; provided, however, that in no event will the resolution of such dispute delay the filing of any Tax Returns past the date such Tax Returns are required to be filed. The fees and expenses of such accountants shall be shared equally by Guarantee on the one hand and the Seller on the other hand.

     Section 7.3. MUTUAL COOPERATION. Guarantee and the Seller shall provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation and execution of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and, upon the request of the other, provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns (or portions thereof) and supporting work schedules. The party requesting such assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred by the other in providing such assistance.

     Section 7.4. SECTION 338(H)(10) ELECTION. With respect to the acquisition of the Stock, both Guarantee and the Seller agree to make an election under
Section 338(h)(10) of the Code, unless Guarantee and the Seller agree in writing that the election is not to be made. If such election under Section 338(h)(10) is made, Guarantee and the Seller agree to jointly and timely file Form 8023 and Guarantee and the Seller shall allocate the purchase price in the manner provided in Section 7.5 as soon as practicable after the election is made.

     Section 7.5. ALLOCATION OF PURCHASE PRICE. Following the Closing Guarantee and the Seller shall make a good faith allocation of the purchase price of the Stock among the assets of the Company (the "338 Allocation") within the requirements of Treasury Regulation Section 1.338(b)-2T with the knowledge and understanding that the 338 Allocation will be used by both Guarantee and the Seller for federal income tax reporting purposes. Both Guarantee and the Seller (and their Affiliates) shall report the transactions contemplated by this Agreement for federal income tax purposes in accordance with the 338 Allocation. Neither Guarantee nor the Seller, nor any consolidated or unitary tax reporting group of which either of them is a party, shall take a position inconsistent with the 338 Allocation except with the written consent of the other party to this Agreement. However, if the IRS or other Taxing Authority takes a position with respect to one party to this Agreement that is inconsistent with the 338 Allocation, the other party may take a protective position adopting the contention of the IRS or other Taxing Authority until the controversy is finally resolved.

                                 ARTICLE VIII
                                  TERMINATION

     Section 8.1. TERMINATION OF THIS AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date as follows, and in no other manner:

          (a) Mutual Consent. By mutual written consent of the Seller and the Company, on the one hand, and Guarantee, on the other hand.

          (b) Expiration Date. By the Seller and the Company, on the one hand, or Guarantee, on the other hand, if the Closing Date shall not have occurred by May 31, 1998, unless extended in accordance with the terms of this Agreement; and, provided, further, that the party or parties seeking to terminate this Agreement shall have used their commercially reasonable best efforts to facilitate the consummation of the transactions contemplated hereby.

          (c) Breach of Representations and Warranties. By Guarantee, in accordance with Section 6.3(a) hereof, provided that the Seller has received 10 Business Days' written notice of the breach indicated therein and has failed to effect a cure thereof to the reasonable satisfaction of Guarantee prior to the expiration of such period.

          (d) Breach of Covenants by Seller. By Guarantee in the event of a material breach by the Seller of a covenant contained in this Agreement.

          (e) Breach of Representations, Warranties or Covenants by Guarantee. By the Seller in the event of a material breach by Guarantee of a representation or warranty contained in this Agreement, provided that Guarantee has received 10 Business Days' written notice of the breach indicated therein and has failed to effect a cure thereof to the reasonable satisfaction of the Seller prior to the expiration of such period, or of a covenant contained in this Agreement.

          (f) Due Diligence. By Guarantee if the Seller does not cause the Company to cooperate with and provide commercially reasonable access to the Company's business, properties, Assets, books, records and personnel to Guarantee in its conduct of due diligence hereunder in accordance with
     Section 5.5 or in the course of its due diligence Guarantee discovers material differences between the actual condition and operation of the Company and the conditions and operations of the Company as represented as of the date hereof and Guarantee delivers a written notice to the Seller within 15 days from the date of this Agreement setting forth that Guarantee elects to terminate this Agreement pursuant to Section 8.1(c). The parties agree that the obligations of the Seller pursuant to Section 6.3(a) hereto will not be affected by any information provided to or discovered by Guarantee pursuant to its due diligence.

          (g) Termination Upon Occurrence of Other Transaction. By the Seller pursuant to the terms of Section 5.8.

     Section 8.2. EFFECT OF TERMINATION. (a) In the event that this Agreement shall be terminated pursuant to Section 8.1(a), (b) or (f) hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no Liability of any party to another and each party hereto shall pay all costs and expenses incident to this Agreement as contemplated in Section 5.1 hereof.

     (b) In the event that this Agreement shall be terminated pursuant to
Section 8.1(c) or (d) hereof where the breach of the representation and warranty or breach of covenant results from willful or intentional acts of the Seller, other than with respect to Section 5.8, the Seller will be liable to Guarantee for all direct out-of-pocket expenses actually incurred by Guarantee from January 1, 1998 in connection with this transaction plus $500,000.

     (c) In the event that this Agreement shall be terminated pursuant to
Section 8.1(e) hereof where the breach of the representation and warranty or breach of covenant results from the willful or intentional acts of Guarantee, Guarantee will be liable to the Seller for all direct out-of-pocket expenses actually incurred by the Seller from January 1, 1998 in connection with this transaction plus $500,000.

     (d) In the event that this Agreement is terminated pursuant to Section 8.1(e) hereof where the breach of the representation or warranty or breach of covenant relates to the inability of Guarantee to obtain adequate financing of the transactions contemplated hereby, unless such inability to obtain such financing is a result of the Seller's breach of its representations or warranties in this Agreement or its failure to perform its covenants in this Agreement, or the failure of Guarantee to obtain all necessary or appropriate approvals from the Nebraska Department of Insurance with respect to the purchase of the Stock pursuant to this Agreement, Guarantee will be liable to the Seller for all direct out-of-pocket expenses actually incurred by the Seller since January 1, 1998 in connection with this transaction, and Guarantee shall deliver to the Seller by wire transfer of immediately available funds in the amount of Two Million Dollars ($2,000,000) as liquidated damages (and not as a penalty); provided, however, that Guarantee shall have no other liability for any payment under Section 8.2(c) in such instance.

     (e) Notwithstanding the foregoing, in the event this Agreement shall be terminated pursuant to Section 8.1(c), (d) or (e) and the breaches of representations, warranties or covenants are due to riots, storms, fires, explosions, embargoes, interruption of computer, mail or communication systems or any other cause or act of God which is beyond the commercially reasonable control of the Seller or Guarantee (as the case may be), then, there shall be no Liability of any party to another, and each party hereto shall pay all costs and expenses incident to this Agreement as contemplated in Section 5.1 hereof.

     (f) In the event this Agreement is terminated pursuant to Section 8.1(g), the obligation of the Seller to pay the Special Fee pursuant to Section 5.8 shall survive any such termination.

     (g) Upon payment of the amounts provided in this Section 8.2, the Seller and Guarantee shall have no further obligation or liability to each other under this Agreement, except pursuant to Sections 11.6 and 11.12.

                                   ARTICLE IX
                                INDEMNIFICATION

     Section 9.1. INDEMNIFICATION BY THE SELLER. The Seller agrees to indemnify and hold harmless Guarantee, and its successors and assigns, and its officers, directors, employees, agents and Affiliates (the "Indemnified Parties") against and in respect of any and all losses, liabilities, claims, damages and reasonable expenses whatsoever (including, but not limited to, commercially reasonable attorneys' and accountants' fees and all commercially reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim) arising out of or based on (i) any breach of any of the representations, warranties, covenants or agreements which have been made or undertaken by the Seller under this Agreement; (ii) any inaccuracy or misrepresentation in any certificate required to be delivered in accordance with the terms of this Agreement by the Seller;
(iii) employees or agents of the Seller providing services to the Company prior to the Closing Date, or (iv) Welfare

Benefit Plans, Pension Benefit Plans or Employee Benefit Plans maintained by the Seller for such employees or agents prior to the Closing Date.

     Section 9.2. INDEMNIFICATION BY GUARANTEE. Guarantee agrees to indemnify and hold harmless the Seller, and its successors and assigns, and its officers, directors, employees, agents and Affiliates (the "Indemnified Parties") against and in respect of any and all losses, liabilities, claims, damages and reasonable expenses whatsoever (including, but not limited to, commercially reasonable attorneys' and accountants' fees and all commercially reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim) arising out of or based on
(a) breach of any of the representations, warranties, covenants or agreements which have been made or undertaken by Guarantee under this Agreement and (b) any inaccuracy, misrepresentation in any certificate required to be delivered in accordance with the terms of this Agreement.

     Section 9.3. PROCEDURES FOR INDEMNIFICATION. (a) Upon obtaining knowledge thereof, Guarantee or the Seller shall notify the other party in writing of any damage, claim, loss, liability or expense which the Indemnified Parties has determined has given or could give rise to a claim under Section 9.1 or 9.2 (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall contain a brief description of the nature and (if known) estimated amount of any such claim giving rise to a right of indemnification. The failure to so notify the indemnifying party of the commencement of any such claim, suit or Proceeding will relieve the indemnifying party from liability under Article IX hereof only to the extent that such failure materially adversely affects the ability of the indemnifying party to defend its interests in such claim, action or Proceedings.

     (b) The indemnifying party (at its expense) shall have the right and shall be given the opportunity to defend with its own counsel such claim, suit or Proceedings. If the indemnifying party does not elect to undertake the defense of any such claim, suit or proceeding, within a reasonable period after receipt of the Notice of Claim, the indemnified party (upon further notice to the indemnifying party) shall have the right to undertake the defense of such claim, suit or proceeding, subject to the right of the indemnifying party to assume the defense of such claim, suit or proceeding at any time prior to its final determination or settlement. If the indemnifying party shall undertake such defense, the indemnified party shall cooperate fully with the indemnifying party and its counsel with respect thereto. The indemnified party shall, at its own expense, have the right to participate in the defense of such claim, suit or proceeding. The indemnified party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the indemnifying party. In the event that the indemnified party determines to settle any such claim, suit or proceeding without such prior consent of the indemnifying party, the indemnifying party shall have no further indemnification obligations under this Article IX with respect to such claim, suit or proceeding.

     (c) To the extent that any Indemnified Party provides a Notice of Claim directly to any party required by this Agreement to provide indemnification, such Notice of Claim shall include the written acknowledgment of the Seller (if the indemnification is claimed pursuant to Section 9.1 hereof) or of Guarantee (if the indemnification is claimed pursuant to Section 9.2 hereof) confirming that such Person is an Indemnified Party under this Agreement.

     Section 9.4. SURVIVAL OF INDEMNIFICATION. The obligations to indemnify and hold harmless pursuant to this Article IX shall survive the consummation of the transactions contemplated by this Agreement.

     Section 9.5. LIMITATIONS ON LIABILITY FOR CERTAIN LOSSES. The Seller shall be liable for indemnification payments under Section 9.1 or under any other indemnification obligation set forth in this Agreement (except with respect to the indemnification obligation described in subsection (iii) or (iv) of Section 9.1 of this Agreement, as to which the limitations set forth in this sentence shall not apply) only to the extent that the aggregate amount of all such damages, claims, losses, liabilities and expenses exceeds $500,000, in which case the Seller shall be liable for all such damages, claims, losses, liabilities or expenses suffered by the Indemnified Parties. Notwithstanding any other provision of this Agreement to the contrary, the aggregate liability of the Seller for all damages, claims, losses, liabilities and expenses under this Article IX shall not exceed $70,000,000.

     Section 9.6. SUBROGATION. A party against whom a claim for indemnification has been asserted under this Agreement shall be subrogated to any right of action which the party being indemnified hereunder may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder, other than a claim in respect of Taxes.

     Section 9.7. OTHER BENEFITS. If any loss, cost, damage, liability or expenses suffered by any Indemnified Party shall result in any tax saving, entitlement to insurance recovery or other monetary benefit to such party, then the amounts required to be paid by the indemnifying party hereunder shall be adjusted to reflect such benefit.

                                   ARTICLE X
              SURVIVAL OF REPRESENTATIONS; EFFECT OF CERTIFICATES

     Section 10.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements contained herein and in any certificate required to be delivered pursuant to this Agreement shall survive the Closing of this Agreement.

No claim may be asserted nor may any action be commenced against any party for breach of any representation, warranty, covenant or agreement, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in this Section 10.1 whether or not the subject matter of such claim or action shall have accrued before or after such date.

     Notwithstanding any other provision of this Agreement, the indemnification obligations of the Seller under Section 9.1(i) and (ii) of this Agreement shall survive only until January 1, 2000. All other indemnification obligations of the Seller under this Agreement shall survive only until January 1, 2000; provided, however, that the indemnification obligations of the Seller with respect to Taxes as set forth in Section 3.9 of this Agreement shall survive until the expiration of the applicable statute of limitations period which relates to each such representation or warranty under applicable Tax laws and the indemnification obligations of the Seller under Section 9.1(iii) and (iv) shall survive until the expiration of the applicable statute of limitations period which relates to each such representation and warranty under applicable law. The failure by Guaranty or any other Indemnified Party to deliver a Notice of Claim to the Seller prior to the expiration of the Seller's indemnification obligations shall constitute an absolute bar to the institution of any Proceedings or actions based upon, and will constitute a waiver of, all the claims and/or actions not so asserted.

     Section 10.2. EFFECT OF CERTIFICATES. Each statement contained in any certificate required to be delivered in connection with the consummation of the transactions contemplated hereby shall constitute the representation, warranty and agreement of the party delivering such certificate and shall have the same force and effect as if it had been incorporated into this Agreement as a representation, warranty and agreement by such delivering party.

     Section 10.3. RELIANCE. All warranties, representations and covenants made by the Seller and Guarantee herein or in any certificate required to be delivered by the Seller or Guarantee under this Agreement shall be considered to have been relied upon by the Seller and Guarantee, as the case may be, regardless of any investigation made by the Seller or Guarantee, as the case may be, or on the Seller's or Guarantee's behalf, unless and to the extent such party shall have received a notification pursuant to Section 5.7.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

     Section 11.1. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only in writing by the Seller, the Company and Guarantee.

     Section 11.2. WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.

     Section 11.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of receipt if delivered personally or by confirmed facsimile transmission and five days from the date of mailing if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

          (a) If to the Seller or the Company, to:
               Ohio Farmers Insurance Company
               Post Office Box 5001
               One Park Circle
               Westfield Center, OH  44251-5001
               Attention:  Robert J. Joyce
               Fax Number: (330) 887-6295

               With a copy to:

               Bricker & Eckler LLP
               100 South Third Street
               Columbus, OH  43215
               Attention:  John W. Cook, III
               Fax Number:  (614) 227-2390

          (b)  If to Guarantee, to:

               The Guarantee Life Companies Inc.
               8801 Indian Hills Drive
               Omaha, NE  68114
               Attention:  Robert D. Bates
               Fax Number:  (402) 361-7571

               With copies to:

               The Guarantee Life Companies Inc.
               8801 Indian Hills Drive
               Omaha, NE  68114
               Attention:  Richard A. Spellman, Esq.
               Fax Number:  (402) 361-7571

               and

               Kutak Rock
               1650 Farnam Street
               Omaha, NE  68102
               Attention:  Joe E. Armstrong, Esq.
               Fax Number:  (402) 346-1148

     Section 11.4. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party or parties.

     Section 11.5. NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision contained herein.

     Section 11.6. CONFIDENTIALITY OF INFORMATION AND DOCUMENTS. If this Agreement terminates, the obligations of the portions with respect to use and disclosure of information shall be as set forth in the letter agreement of Guarantee and the Seller dated January 14, 1998. If this Agreement terminates, any documents obtained by either party from the other or any of such other party's Affiliates shall be promptly returned. Notwithstanding any provision of this Agreement or the letter agreement of Guarantee and the Seller dated January 14, 1998, the parties hereto agree and acknowledge that (i) Guarantee may provide to its line of credit lender, pursuant to its "stand ready" letter, such information with respect to the Company and the transactions contemplated by this Agreement, including all financial information and projections, as is reasonably requested by the line of credit lender in connection with the arrangement and syndication of the credit facilities contemplated in the stand ready letter and such information with respect to the Seller as consented to by the Seller, which consent shall not be unreasonably withheld, and (ii) Guarantee may include in a registration statement filed with the SEC relating to securities offered to provide long term financing with respect to the transactions contemplated by this Agreement such information regarding the Seller and the Company as is required by law. The Seller and the Company agree to cooperate with Guarantee in providing such information and to use commercially reasonable efforts in providing such information.

     Section 11.7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nebraska (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     Section 11.8.  [RESERVED.]

     Section 11.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 11.10. HEADINGS. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 11.11. KNOWLEDGE OF THE SELLER. Where any representation or warranty contained in this Agreement is qualified by reference to the Knowledge of the Seller, Knowledge in this context means actual knowledge of any (i) director of the Seller or the Company, (ii) executive officer of the Seller or officer of the Company or (iii) employee responsible for Tax compliance matters of the Seller or the Company, or the knowledge that any one or more of them should have acquired in the ordinary course of performance of his or her duties as a (i) director of the Seller or the Company, (ii) executive officer of the Seller or officer of the

Company or (iii) employee responsible for Tax compliance matters of the Seller or the Company.

     Section 11.12. ENTIRE AGREEMENT. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions; provided, however it does not supersede, terminate or limit the effectiveness of the letter agreement between the Seller and Guarantee dated January 14, 1998.

     IN WITNESS WHEREOF, the Seller, the Company and Guarantee have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.
                                    SELLER:

                                    OHIO FARMERS INSURANCE COMPANY


                                    By _________________________
                                    Name _______________________
                                    Title ______________________


                                    COMPANY:

                                    WESTFIELD LIFE INSURANCE
                                    COMPANY

                                    By _________________________
                                    Name _______________________
                                    Title ______________________


                                    GUARANTEE:

                                    THE GUARANTEE LIFE COMPANIES
                                    INC.


                                    By _________________________
                                    Name _______________________
                                    Title ______________________

                                                                       EXHIBIT A


                              MARKETING AGREEMENT
                              -------------------

          This Marketing Agreement (this "Agreement") is made to be effective this ___ day of _______, 1998, by and among The Guarantee Life Companies Inc., a Delaware corporation ("GLC"), Westfield Life Insurance Company, an Ohio domiciled life insurance company (the "Company"); and Ohio Farmers Insurance Company, an Ohio corporation ("OFIC"). GLC and the Company are sometimes collectively referred to herein as "Guarantee".

                                    RECITALS
                                    --------

     A. OFIC has sold to GLC, and GLC has acquired from OFIC, all of the issued and outstanding capital stock of the Company on even date herewith.

     B. OFIC has existing relationships with certain OFIC Agents (as defined below) through which Guarantee Products (as defined below) could be marketed by Guarantee.

     C. Guarantee desires to market Guarantee Products through such OFIC Agents with the assistance of OFIC, and OFIC is willing to provide such assistance on the terms and subject to the conditions of this Agreement.

     D. Guarantee desires to promote OFIC as a provider of property and casualty insurance products and Guarantee will not promote any other provider of property and casualty insurance products, and OFIC desires to promote Guarantee as a provider of life insurance products and OFIC will not promote any other provider of life insurance products, all on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the parties hereto covenant and agree as follows:

     SECTION 1.  DEFINITIONS.  As used herein, the following terms shall have
                 -----------
the following meanings:

     (A) The term "Guarantee Agents" means each insurance agent or agency who or which (1) is under contract with Guarantee or an affiliate of Guarantee as a life insurance agent on the date of this Agreement, or (2) contracts with Guarantee or an affiliate of Guarantee as a life insurance agent during the term of this Agreement, in each case in those jurisdictions in which OFIC or its affiliates are Actively Writing property and casualty insurance business.

     (B) The term "OFIC Agents" means each insurance agent or agency who or which (1) is under contract with OFIC or an affiliate of OFIC as a property and casualty insurance agent or a life insurance agent on the date of this Agreement, or (2) contracts with OFIC or an affiliate of OFIC as a property and casualty insurance agent during the term of this Agreement., in each case in those jurisdictions in which Guarantee or its affiliates are Actively Writing life insurance business.

     (C) The term "Guarantee Products" means individual fixed and variable life insurance and annuities and group life, accidental death, dismemberment, short and long-term disabilitiy, dental and vision insurance and voluntary products, and certain specialty products, such as excess loss insurance for employees with self-funded medical plans and medical reimbursement insurance for business executives offered by Guarantee or any affiliate of Guarantee, and such other similar products as Guarantee and its affiliates may develop from time to time.

     (D) The term "OFIC Products" means property and casualty insurance products, including fidelity and surety contracts, of OFIC or any affiliate of OFIC, and such other similar products as OFIC and its affiliates may develop from time to time.

     (E) The term "Actively Writing," when used to refer to either life insurance business or to property and casualty business, shall have the meanings set forth on Schedule A attached hereto and incorporated herein by this
             ----------
reference.

     SECTION 2.  OBLIGATIONS OF OFIC.  During the term of this Agreement:
                 -------------------

     (A) OFIC shall use its commercially reasonable efforts to promote Guarantee, Guarantee's affiliates and the Guarantee Products to the OFIC Agents, and shall not promote any other insurance company to the OFIC Agents for life insurance products similar to the Guarantee Products. In this regard, OFIC (1) shall make available to Guarantee the names, addresses, facsimile numbers (where available) and telephone numbers of the OFIC Agents, to facilitate Guarantee's marketing of Guarantee Products through such OFIC Agents; (2) shall introduce Guarantee to the OFIC Agents; (3) shall assist Guarantee in explaining the marketing arrangement contemplated by Guarantee; and (4) shall provide Guarantee with written notice upon becoming aware of (i) other significant marketing activities involving life insurance products substantially similar to or competitive with the Guarantee Products that are being conducted by a third party with respect to OFIC Agents, to the extent inconsistent with the marketing efforts by Guarantee contemplated by this Agreement, or (ii) any significant dissatisfaction communicated to OFIC by the OFIC Agents with respect to the marketing efforts by Guarantee contemplated by this Agreement.

     (B) OFIC shall provide each of up to 25 underwriters and support personnel employed by Guarantee (collectively, the "Underwriters") with a work-space, a telephone and a non-dedicated telephone line in OFIC's home office in Westfield Center, Ohio, and shall provide such Underwriters with such reasonable administrative support services, including mail room and photocopying services, as are reasonably necessary to facilitate the performance by such Underwriters of their underwriting obligations on behalf of Guarantee, it being understood that such provision shall include only those normal office supplies that are readily available in the office for OFIC employees. At such time as the services provided by OFIC under the Administrative Services Agreement of even date herewith (the "Administrative Services

Agreement") are no longer provided from OFIC's home office in Westfield Center, Ohio, OFIC may request, and Guarantee shall transfer, the Underwriters to the same office location in the State of Ohio where such administrative services are being performed.

     (C) On a space available basis, OFIC shall provide each of up to 36 marketing personnel employed by Guarantee (the "Marketing Personnel") with a work space, a telephone and a non-dedicated telephone line in OFIC's home office in Westfield Center, Ohio or in one or more of the regional offices identified in Schedule B attached hereto and incorporated herein by this reference, and
   ----------
shall provide such Marketing Personnel with such reasonable administrative support services, including mail room and photocopying services (and, with respect to regional offices only, secretarial and word processing services), as are reasonably necessary to facilitate the performance by such Marketing Personnel of their marketing obligations on behalf of Guarantee, it being understood that such provision shall include only those normal office supplies that are readily available in the office for OFIC employees. At such time as the services provided by OFIC under the Administrative Services Agreement are no longer provided from OFIC's home office in Westfield Center, Ohio, OFIC may request, and Guarantee shall transfer, those Marketing Personnel previously located in the home office to the same office location in the State of Ohio where such administrative services are being performed.

     (D) Nothing herein shall be construed to prohibit OFIC from at any time and from time to time closing or relocating any regional office identified in

Schedule B.  In the event that OFIC shall close any such regional office, the
----------
provisions of Section 2(C) hereof with respect to such regional office shall cease on the date of closure and the Fee (as defined in Section 4) shall be adjusted accordingly. In the event that OFIC shall relocate any such regional office, the provisions of Section 2(C) shall, at Guarantee's option, (1) apply thereafter to such relocated office to the same extent as it did prior to the relocation or (2) cease on the date of the relocation and the Fee referred to in
Section 4 shall be adjusted accordingly.

     (E) OFIC shall grant the Company the opportunity to bid upon structured settlements to be written for OFIC and its affiliates on substantially the same terms and conditions as offered to the Company prior to the date of this Agreement.

     (F) During the term of this Agreement and for a period of one year thereafter, OFIC shall not solicit to employ any of the employees of Guarantee (including, without limitation, the Underwriters and the Marketing Personnel) with whom OFIC and its employees have had contact in performing OFIC's obligations under this Agreement, so long as they are employed by Guarantee, without obtaining the prior written consent of Guarantee.


     SECTION 3. OBLIGATIONS OF GUARANTEE.  During the term of this Agreement:
                ------------------------

     (A) (1) Guarantee shall use its commercially reasonable efforts to promote OFIC, OFIC's affiliates and the OFIC Products to the Guarantee Agents, and shall not promote any other insurance company to the Guarantee Agents for property and casualty insurance products similar to the OFIC Products.

     (2) Guarantee shall provide OFIC, at Guarantee's expense, with all software, hardware, programs, telecommunications equipment and training (collectively, the "Systems") necessary to establish a link to Guarantee's computer network sufficient to permit the Underwriters and, to the extent that any OFIC personnel perform electronic data processing services on behalf of the Underwriters, to conveniently and efficiently perform such services from OFIC's home offices in Westfield Center, Ohio pursuant to Section 2(B) hereof. Guarantee shall provide such modifications and enhancements to the Systems as may be reasonably required from time to time, and shall be solely responsible for the maintenance, repair and replacement of the Systems and all components thereof, and for all training with respect thereto. Guarantee shall provide any additional computer hardware which is required with respect thereto to the extent not already owned by OFIC prior to the date of this Agreement. Upon termination of this Agreement, Guarantee shall have the right to remove the Systems from OFIC's home office at Guarantee's sole expense. Such removal shall be done in a commercially reasonable manner to minimize disruption of OFIC's business activities and damage to OFIC's premises.

     (3) To the extent that OFIC employees will be required to utilize the System or to the extent required because the System (or components thereof) are on OFIC's premises, Guarantee hereby grants to OFIC a non-exclusive license to use the Systems for the purpose of performing its obligations under Section 2(B) hereof. Guarantee represents and warrants to OFIC that it owns, or has obtained by license or consent the right to use and to permit OFIC to use, the Systems for the purposes of this Agreement. The Systems are and shall remain the property of Guarantee or of those third parties with whom Guarantee is licensed, as the case may be, and OFIC shall have no rights or interest in the Systems except as described in this Section 3(A)(2) and (3).

     (B) The Underwriters and the Marketing Personnel shall be the employees of Guarantee and shall be subject to the supervision and control of Guarantee,

provided, however, that such employees shall be obligated to comply with all
--------  -------
policies and procedures (including, without limitation, security, office conduct, office attire and other similar policies and procedures of OFIC) generally applicable to employees of OFIC in such facilities. Without limiting the generality of the foregoing, OFIC does not hereby or otherwise undertake any obligation to any such employee of Guarantee, and Guarantee shall be solely liable for all compensation, benefits and taxes of any nature whatsoever owing to or with respect to such employees of Guarantee, provided, however, that such
                                                   --------  -------
Guarantee employees shall be provided with relevant portions of OFIC employee handbooks and policies, facilities information, invitations to OFIC employee meetings (to the extent appropriate), and access to use of OFIC cafeterias on substantially the same terms as made generally available to OFIC employees on the premises.

     (C) Guarantee hereby grants to OFIC the non-exclusive right to use the corporate name, trade names, service marks and trademarks, together with any stylized logos incorporating those names or marks (collectively, the "Marks") now or hereafter owned or used by or useful in the business of the Company or its affiliates, but solely for the purpose of performing its obligations hereunder. OFIC agrees that it shall not hereby or otherwise acquire any right, title or interest in the Marks, except for the limited license granted by this
Section 3(C).

     (a)           (D)    During the term of this Agreement and for a period
of one year thereafter, Guarantee shall not solicit to employ any of the employees of OFIC with whom Guarantee and its employees (including, without limitation, the Underwriters and the Marketing Personnel) have had contact in performing Guarantee's obligations under this Agreement, so long as they are employed by OFIC, without obtaining the prior written consent of OFIC.

     SECTION 4.  COMPENSATION.  In addition to the mutual obligations of the
                 ------------
parties hereunder, in consideration of OFIC's obligations pursuant to Section 2(B) and Section 2(C) of this Agreement, Guarantee shall pay to OFIC a fee in the amounts and at the times calculated pursuant to Schedule C attached hereto
                                                    ----------
and incorporated herein by this reference (the "Fee).

     SECTION 5.  TERM AND TERMINATION.
                 --------------------

     (A) The term of this Agreement shall commence on the date hereof and continue until December 31, 2003 and shall thereafter automatically renew for up to ten successive additional one year terms, unless earlier terminated as follows:

         (1) By the written agreement of the parties hereto;

         (2) By either Guarantee or OFIC, as of December 31st of any calendar year after 2002, upon prior written notice of termination given at least one (1) calendar year to the other; provided, however, that Guarantee may terminate the provisions of Section 2(B) and/or
             Section 2(C) at any time in whole or in part upon ninety (90) days prior written notice to OFIC;

         (3) By either Guarantee or OFIC, in the event of a material breach of this Agreement by the other, if such breach is not cured or eliminated within ninety (90) days after receipt by the breaching party of written notice thereof.

     (B) The provisions of Section 14 shall survive the termination of this Agreement.

     SECTION 6.  NONCOMPETITION.
                 --------------

     (A) During the term of this Agreement and for a period of two (2) years thereafter, OFIC and its affiliates shall not, directly or indirectly, either individually or jointly or on behalf of or in concert with any other person or entity, in any state within the United States in which Guarantee and its affiliates are Actively Writing life insurance business (i) solicit or accept sales of any insurance products that are substantially similar to the Guarantee Products, or (ii) promote any insurance products which are substantially similar to the Guarantee Products, other than group health and excess loss insurance for employees with self-funded medical plans and medical reimbursement insurance for business executives, and other than the promotion of the Guarantee Products pursuant to this Agreement, or promote any insurance company offering insurance products of such type other than Guarantee, provided, however, that to the
                                            --------  -------
extent that Guarantee and its affiliates are not currently offering (and have no plans to offer in the immediate future) a life insurance product which OFIC desires to promote, and such life insurance product is offered by another life insurance company, OFIC and its affiliates shall be permitted to promote such life insurance product without violation of this Agreement.

     (B) During the term of this Agreement and for a period of two (2) years thereafter, Guarantee and its affiliates shall not, directly or indirectly, either individually or jointly or on behalf of or in concert with any other person or entity, in any state within the United States in which OFIC and its affiliates are Actively Writing property and casualty insurance business (i) solicit or accept sales of insurance products that are substantially similar to the OFIC Products, or (ii) promote any insurance products which are substantially similar to the OFIC Products, other than the promotion of the OFIC Products pursuant to this Agreement, or promote any insurance company offering insurance products of such type other than OFIC, provided, however, that to the
                                                 --------  -------
extent that OFIC and its affiliates are not currently offering (and have no plans to offer in the immediate future) a property and casualty insurance product which Guarantee desires to promote, and such property and casualty insurance product is offered by another property and casualty insurance company, Guarantee and its affiliates shall be permitted to promote such property and casualty insurance product without violation of this Agreement.

     (C) The provisions of this Agreement shall not in any way limit the rights of either party or its affiliates to offer or promote individual accident and health insurance products or credit insurance products of any type, and shall not be construed to prevent either party from conducting its insurance business through independent agents who also offer any of the products described in
Section 6(A) or 6(B) above, as applicable, on behalf of a third-party insurer that is not an affiliate of the other party. The provisions of this Section 6 shall also not apply to (1) Guarantee's temporary ownership, direct or indirect, of a property and casualty insurance subsidiary of a life insurance company or insurance holding company acquired by Guaranty or its affiliates, or (2) OFIC's temporary ownership, direct or indirect, of a life insurance subsidiary of a property and casualty insurance company acquired by OFIC or its affiliates;

provided, however, that in each case (i) in the event of such an acquisition,
--------  -------
the acquiring party shall offer the referenced subsidiary to the other party hereto at a price equal to fair market value, (ii) the other party shall have 45 days to either accept or decline such offer (and, if such offer is accepted, an additional 180 days to close and purchase), and (iii) if such offer is declined by the other party, or if such offer was accepted but such purchase does not close within 180 days after such acceptance, the acquiring party shall use commercially reasonable efforts to dispose of the referenced subsidiary as soon as reasonably practicable after the declination of the offer by the other party or the expiration of the 180 day period, whichever is applicable.

     (D) The parties recognize that irreparable damage will result from any violation of this Section 6 by either party. In addition to any and all other remedies available to the non-breaching party, the non-breaching party shall have the remedies of restraining order and injunction and any such other equitable relief as may be declared or issued by a court to enforce the provisions of this Section 6, without posting any bond that might be required, and the breaching party shall not claim in any such proceedings that an adequate remedy at law is available. The existence of any claim or cause of action by the breaching party against the non-breaching party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the non-breaching party of any provision of this Section 6.

     (E) Notwithstanding anything contained in this Agreement to the contrary, if any provision of this Section 6 shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law in such jurisdiction as it shall then exist. Each party shall reimburse the other for all reasonable expenses incurred, including reasonable attorneys' fees, expenses and court costs, in connection with the enforcement of its rights and the obligations under this Section 6.

     Section 7.  USE OF WESTFIELD CAMPUS.
                 -----------------------

     (A) OFIC shall permit Guarantee to use OFIC's existing campus and facilities located in Westfield Center, Ohio (including, without limitation, access to OFIC's golf courses, the Westfield Inn and related facilities) (collectively, the "Westfield Campus") for the purposes of (i) meetings, promotional events and related activities associated with the Company's proposed 35th anniversary scheduled for August, 1998, and (ii) meetings, promotional events and related activities associated with the Company's "key producers" meeting scheduled for September, 1998. During each summer in the years after 1998 while this Agreement remains in effect, OFIC shall permit the Company to use the Westfield Campus for the meetings, promotional events and related activities associated with one annual "key producers" meeting or equivalent event on behalf of the Company.

     (B) Guarantee shall comply with such reasonable scheduling, reservation and conduct guidelines and policies relating to use of the Westfield Campus as OFIC may require. Invoices relating to Guarantee's use of the Westfield Campus pursuant to Section 7(A) shall be paid by Guarantee in accordance with OFIC's then-current customary fee schedule as amended from time to time.

     SECTION 8 LIMITS OF LIABILITY AND INDEMNIFICATION.
               ---------------------------------------

     (A) OFIC will use reasonable care in performing its obligations hereunder and represents that all such obligations shall be provided in accordance with the standards established and adhered to historically by OFIC in performing such obligations on its own behalf or for its affiliates. In the event that OFIC discovers or is notified of an error or omission in the performance of its obligations hereunder, OFIC shall use its best efforts to correct the error or omission within a time reasonable under the circumstances, or within such a time to furnish a correct report or the correct data and to correct Guarantee's files. EXCEPT AS SET FORTH IN THIS SECTION 8, OFIC DISCLAIMS ALL WARRANTIES,
        ---------------------------------------------------------------------
WHETHER EXPRESS OR IMPLIED, REGARDING ANY SERVICES, HARDWARE, SOFTWARE,
-----------------------------------------------------------------------
EQUIPMENT OR MATERIALS PROVIDED BY OFIC UNDER THIS AGREEMENT, INCLUDING WITHOUT
-------------------------------------------------------------------------------
LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A
-----------------------------------------------------------------------
PARTICULAR PURPOSE.
-------------------

     (B) OFIC shall at all times indemnify, protect, defend and hold harmless Guarantee and its affiliates from and against any and all Claims (as hereafter defined) relating to or arising from the performance by OFIC of the terms of this Agreement, including but not limited to any act, error or omission of any OFIC employee, provided, however, that the provisions of this
               --------  -------

Section 8(B) shall not apply in the case of any such Claim which arises out of or relates to the negligent, intentional or reckless misconduct of Guarantee or its agents or employees. In no event shall OFIC be responsible for special, indirect, incidental or consequential damages or punitive damages which Guarantee may incur or experience on account of entering into or relying on this Agreement, even if OFIC has been advised of the possibility of such damages, provided further, that with respect to any and all losses, claims, damages,
-------- -------
obligations, liabilities (including reasonable expenses and costs), whether based on an action or claim in contract, equity, negligence, intentional conduct, tort or otherwise and whether or not involving any third party claim (collectively, "Claims"), arising out of or related to the performance or nonperformance of any obligations performed or to be performed hereunder, or with respect to any error or omission with respect to such obligations, Guarantee's sole and exclusive monetary remedy shall be for OFIC to pay to Guarantee the lesser of: (1) the amount of actual damages incurred by Guarantee with respect to such Claims, or (2) an amount not to exceed, in the aggregate over the term of the Agreement, the Fee paid or payable by Guarantee hereunder with respect to the twelve (12) month period immediately preceding the date of such error or omission (or if more than one error or omission, the date of the first such error or omission), and if the error or omission occurs prior to one year from the date of this Agreement the amount will be the Fee paid or payable by Guarantee hereunder on an annualized basis. Except as expressly provided by the immediately preceding sentence, OFIC shall not have any monetary liability under this Agreement for any damages resulting from any Claims. The foregoing provisions of this Section 8 set forth the full extent of OFIC's liability under this Agreement (monetary or otherwise) for any and all Claims and set forth Guarantee's sole remedies therefor.

     (C) Guarantee shall at all times indemnify, protect, defend and hold harmless OFIC and its affiliates from and against any and all Claims relating to or arising from this Agreement or the performance by Guarantee of the terms of this Agreement, including but not limited to any act, error or omission of any Underwriter or the Marketing Representative; provided, however, that the
                                             --------  -------
provisions of this Section 8(C) shall not apply in the case of any such Claim which arises out of or relates to the negligent, intentional or reckless misconduct of OFIC in performing OFIC's obligations hereunder. In no event shall Guarantee be responsible for special, indirect, incidental or consequential damages or punitive damages which OFIC may incur or experience on account of entering into or relying on this Agreement, even if Guarantee has been advised of the possibility of such damages.

     SECTION 9.  RELATIONSHIP OF THE PARTIES.  In performing its obligations
                 ---------------------------
under this Agreement, OFIC is acting as an independent contractor. OFIC does not undertake by this Agreement or otherwise to perform any obligation of Guarantee, whether regulatory or contractual or otherwise except as provided herein. OFIC shall not be deemed to be a joint venturer with, or a partner or agent of, Guarantee, nor shall OFIC's employees be deemed to be employees of Guarantee.

     SECTION 10.      FORCE MAJEURE.  OFIC shall be excused from performance
                      -------------
hereunder for any period when it is prevented from performing any obligations to be provided hereunder, in whole or in part, as a result of an act of God, fire, war, civil disturbance, court order, insurance department regulatory order (provided such order did not arise from the violation of any law or regulation by OFIC), labor dispute or other cause beyond its reasonable control, and such nonperformance shall not be a ground for termination hereof or assertion of default hereunder. In the event that OFIC shall be excused from performance under this provision, it shall use its best efforts to provide, directly or indirectly, alternative and, to the extent practicable, equivalent fulfillment of its obligations hereunder.

     SECTION 11.  SEVERABILITY.  If any provision of this Agreement is declared
                  ------------
or found to be illegal, unenforceable or void by any administrative agency, regulatory body or court of competent jurisdiction, such finding shall not affect the remaining provisions of this Agreement, and all other provisions hereof shall remain in full force and effect.

     SECTION 12.      GOVERNING LAW; FORUM.  This Agreement and all rights and
                      --------------------
obligations of the parties hereunder shall be construed and interpreted under and pursuant to the laws of the State of Ohio, without regard to conflicts of law principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, County of Medina, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party in any jurisdiction.

     SECTION 13.      WAIVER.  No delay or omission by any party hereto to
                      ------
exercise any right or power arising upon any noncompliance or default by any other party with respect to any of the terms of this Agreement shall cause any such right or power to be construed as a waiver thereof. A waiver by any of the parties hereto of the fulfillment of any of the covenants, conditions, or agreements to be performed by any other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. No waiver or compromise of any provision or condition hereof shall be effective unless evidenced by a written instrument duly executed by the party hereto to be charged with such waiver or compromise.

     SECTION 14.      CONFIDENTIALITY.
                      ---------------

     (A) The parties hereto acknowledge that, in connection with their rights and responsibilities hereunder, each may obtain access to information that the other party considers proprietary and confidential, including, without limitation, information concerning their respective financial conditions, operations, policyholders, employees, markets, agents, marketing strategy and techniques, computer software and systems and similar information that may otherwise become available during the term of this Agreement that is not generally ascertainable from public or published sources (the "Confidential Information"). Each of the parties shall retain in strict confidence, and shall require their respective affiliates, shareholders, officers, directors, employees, and other representatives to retain in strict confidence, all Confidential Information and not to use or disclose to others, or permit the use or disclosure of, any Confidential Information, except as necessary to perform their obligations with respect to this Agreement.

     (B) Notwithstanding anything in Section 14(A) to the contrary, the term "Confidential Information" shall not include (1) information which comes into the public domain other than by reason of a breach of this Agreement; (2) information that has come to a party from a lawful source not bound to maintain the confidentiality of the information, other than from another party to this Agreement and (3) disclosures that, in the reasonable opinion of counsel for a party, are required by law.

     SECTION 15.      NOTICES.  All notices and other communications hereunder
                      -------
shall be in writing and shall be deemed given on the date of receipt if delivered personally or by confirmed facsimile transmission and ten (10) days from the date of mailing if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

          If to Guarantee, to:

          The Guarantee Life Companies Inc.
          8801 Indian Hills Drive
          Omaha, NE 68114
          Facsimile:
          Attention: Robert D. Bates

          with copies to:

          The Guarantee Life Companies Inc.
          8801 Indian Hills Drive
          Omaha, NE 68114
          Facsimile:
          Attention: Richard A. Spellman, Esq.

          If to OFIC, to:

          Ohio Farmers Insurance Company
          P.O. Box 5001
          One Park Circle
          Westfield Center, Ohio 44251-5001
          Facsimile:    330-887-6295
          Attention:  Robert J. Joyce

     SECTION 16.      ASSIGNMENT.  This Agreement shall be binding upon and
                      ----------
shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither OFIC nor Guarantee may assign any of their respective rights and obligations under this Agreement without the prior written consent of the other.

     SECTION 17.      COUNTERPARTS.  This Agreement may be executed in two or
                      ------------
more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     SECTION 18.      HEADINGS.  The headings to the Sections of this Agreement
                      --------
are for convenience only and in no way define, limit or describe the scope or intent of this Agreement or any party hereto, nor in any other way affect this Agreement or any part hereof.

     SECTION 19.  AMENDMENT.  This Agreement shall not be altered or amended
                  ---------
except pursuant to an instrument in writing signed by the parties hereto. Each party agrees to consent to any amendments to this Agreement required by the Ohio Department of Insurance or the Nebraska Department of Insurance, except to the extent that any such amendment contains terms or conditions which are not commercially reasonable in such party's reasonable judgment.

     SECTION 20.  OTHER ARRANGEMENTS.  Guarantee acknowledges that OFIC is
                  ------------------
presently and may in the future provide and perform obligations which are the same or similar to its obligations hereunder to parties other than Guarantee, and that OFIC may utilize the same office space, equipment and personnel to perform such obligations and functions for such other parties as it utilizes to perform its obligations for Guarantee.

     SECTION 21.  CONSTRUCTION.  The parties have participated jointly in the
                  ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring any party by virtue of authorship of any of the specific provisions of the Agreement. When used in this Agreement, the word "including" shall mean including without limitation. Any reference to federal, state, local or foreign statutes or laws shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to "affiliates" in this Agreement shall mean "affiliates" as such term is defined within the meaning of federal securities laws.

     SECTION 22.  ENTIRE AGREEMENT.  This Agreement, including all schedules
                  ----------------
attached to this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior or contemporaneous oral or written agreements, proposals and understandings.

                                   SIGNATURES
                                   ----------

     IN WITNESS WHEREOF, GLC, OFIC and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


GLC:                                             OFIC:

THE GUARANTEE LIFE COMPANIES INC.                OHIO FARMERS INSURANCE COMPANY

By:____________________________
Name:__________________________                  By:____________________________
Title:___________________________                Name:__________________________
                                                 Title:_________________________

THE COMPANY:

WESTFIELD LIFE INSURANCE
COMPANY


By:____________________________
Name:__________________________
Title:___________________________

                                   EXHIBIT B

                         FORM OF SHAREHOLDER AGREEMENT


     THIS SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as
of the [         ] day of [                  ], 1998 by and among The Guarantee
Life Companies Inc., a Delaware corporation ("Guarantee"), and Ohio Farmers Insurance Company (the "Shareholder").

     WHEREAS, Guarantee has, upon the terms and subject to the conditions of the Stock Purchase Agreement among Guarantee, the Shareholder and Westfield Life Insurance Company, an Ohio corporation (the "Company"), dated as of March 19, 1998 (the "Stock Purchase Agreement"), agreed to purchase from the Shareholder all of the issued and outstanding capital stock of the Company and to issue to the Shareholder as partial consideration therefor, shares of Guarantee common stock, par value $0.01 per share (the "Common Stock"); and

     WHEREAS, Guarantee and the Shareholder believe that it is in their mutual best interests to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     In addition to other terms that are defined herein, the following terms shall have the definitions set forth in this Article:

     "Affiliate" means any Person which directly or indirectly controls, or is controlled by, or is under common control with, such other Person, including without limitation, its direct or indirect parent and subsidiary entities. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     "Person" means any natural person, corporation, firm, partnership, limited liability company, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Securities" means the Common Stock or other securities of Guarantee exercisable for, or convertible or exchangeable into, Common Stock.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     "Transfer" means to directly or indirectly sell, assign, hypothecate, transfer, pledge, mortgage or in any other way encumber or dispose of Securities and shall be defined to include the process whereby Securities are transferred.

                                   ARTICLE II

                            COVENANTS OF SHAREHOLDER

     Section 2.01. RESTRICTION ON TRANSFER. (a) The Shareholder agrees that it shall not Transfer any Securities except in compliance with the Securities Act and any applicable state securities laws and the provisions of this Agreement. Any attempted Transfer by the Shareholder of Securities in violation of this Agreement shall be null and void.

     (b) The Shareholder agrees that for a period of two years from the date of this Agreement, it will not Transfer all or any of the Securities it owns to any Person other than Guarantee or its subsidiaries. If the Ohio Department of Insurance (the "Ohio Department"), however, provides the Shareholder with a formal written notice or order requiring the Shareholder to dispose of its interest in the Securities for solvency reasons (after exhaustion of all administrative rights of appeal within the Ohio Department, which the Shareholder hereby covenants to pursue in a commercially reasonable manner), the Shareholder shall give written notice thereof to Guarantee. Such written notice shall be deemed an "RFR Notice" pursuant to Article III of this Agreement wherein the Shareholder shall be deemed to offer the Securities to Guarantee.
If Guarantee does not purchase the Securities in accordance with Article III, Shareholder may Transfer the Securities in accordance with the provisions of subsections (a), (c) and (d) of this Section 2.01 to another Person.

     (c) Notwithstanding anything to the contrary in this Agreement or in any other agreement or understanding between the Shareholder and Guarantee, the Shareholder agrees that for the term of this Agreement, it will not at any time Transfer all or any of the Securities it owns to any Person who owns 2% or more of Guarantee's issued and outstanding Common Stock at the time of such attempted Transfer or who, with such Transfer, would own 2% or more of Guarantee's issued and outstanding Common Stock; provided, however, that this Section 2.10(c) shall not apply if the Ohio Department provides the Shareholder with a formal written notice or order placing the Shareholder under supervision, rehabilitation or liquidation.

     (d) The Shareholder hereby acknowledges and agrees that each certificate representing shares of the Common Stock will bear the following legend:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, UNLESS SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION REQUIREMENTS.

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN A SHAREHOLDER AGREEMENT, DATED
     , 1998, BY AND AMONG THE CORPORATION AND A SHAREHOLDER, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE CORPORATION. TRANSFERS IN VIOLATION OF THE SHAREHOLDERS AGREEMENT ARE VOID. BY ACCEPTANCE OF THIS CERTIFICATE THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF THE SHAREHOLDER AGREEMENT.

     Section 2.02. STANDSTILL AGREEMENT. Except as otherwise permitted in this Agreement, the Shareholder covenants that, for the term of this Agreement, without the prior written consent of Guarantee, the Shareholder will not, and will cause each of its Affiliates not to, singly or as part of a "partnership, limited partnership, syndicate or other group" (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act, which meanings shall apply for all purposes of this Agreement), directly or indirectly, through one or more intermediaries or otherwise:

          (a) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (other than as a result of a stock split, stock dividend or other recapitalization relating to the Securities or as may be otherwise permitted in this Section 2.02), any Securities;

          (b) make, or in any way participate, directly or indirectly, in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A of the Exchange Act) by Persons other than Guarantee with respect to the Securities (including by the execution of actions by written consent) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to Guarantee other than in concurrence with actions initiated or supported by the Board of Directors of Guarantee;

          (c) initiate, propose or otherwise solicit, or participate in the solicitation of, shareholders for the approval of one or more shareholder proposals with respect to Guarantee as described in Rule 14a-8 under the Exchange Act or induce any other individual or entity to initiate any shareholder proposal relating to Guarantee;

          (d) directly or indirectly participate in or encourage the formation of any group that seeks control of Guarantee (other than as may be otherwise permitted in this Section 2.02) or for the purpose of circumventing any provision of this Agreement;

          (e) other than in connection with a competing proposal in respect of any such action taken by a third party without the direct or indirect assistance of the Shareholder or its Affiliates, solicit, seek or offer to effect with any third party, or make any statement or proposal, whether written or oral, either alone or in concert with others, with respect to any form of business combination or transaction involving Guarantee or any subsidiary/hereof, including, without limitation, a merger, exchange offer or liquidation of Guarantee's assets or instigate or encourage any third party to do any of the foregoing;

          (f) deposit any Securities into a trust or subject any Securities to any arrangement or agreement with respect to the voting thereof or take any action by written consent in lieu of a meeting, in any such case that seeks control of Guarantee (except as may be otherwise permitted in this Section
     2.02 or with respect to any such trust, arrangement or agreement entered into by the Shareholder with Guarantee) or for the purpose of circumventing any provision of this Agreement; or

          (g) other than in connection with a competing proposal in respect of any such action taken by a third party without the direct or indirect assistance of the Shareholder or its Affiliates, otherwise act, directly or indirectly, alone or in concert with others (including by providing financing for another party), to seek or offer to acquire control of Guarantee.

     Section 2.03. VOTING AND DISSENTER'S RIGHTS. (a) The Shareholder agrees that for the term of this Agreement it will use reasonable best efforts to: (i) be present, in person or represented by proxy, at all shareholder meetings of Guarantee so that all of the Common Stock beneficially owned by the Shareholder and its Affiliates may be counted for the purpose of determining the presence of a quorum at such meetings; and (ii) not exercise any statutory dissenter's rights in connection with any merger, consolidation, reorganization or sale of all or substantially all of the assets of Guarantee.

     (b) The Shareholder agrees that for the term of this Agreement it will vote all shares of Common Stock owned by it in concurrence with the recommendation of the Board of Directors of Guarantee in all matters that are submitted to the shareholders of Guarantee for vote or consent.

     Section 2.04. PUBLIC OFFERING LOCK-UP. The Shareholder agrees and covenants that in connection with an underwritten public offering of securities by Guarantee, it will agree if requested by the underwriter(s) to not offer, sell or otherwise dispose of its Securities for a period not to exceed 180 days after the date of the underwriting agreement, without the prior consent of the underwriter(s).

                                  ARTICLE III

                              RIGHT OF GUARANTEE

     Section 3.01. RIGHT OF FIRST REFUSAL. (a) Guarantee shall have a right of first refusal on the terms and conditions set forth below in this Section 3.01 to acquire any of the Securities, that the Shareholder proposes to Transfer to any Person.

     (b) The Shareholder shall give written notice (the "RFR Notice") to Guarantee no less than 60 days prior to a proposed Transfer of the Securities which shall include: (i) a statement of the Shareholder's intention to Transfer the Securities; (ii) the number of shares of the Securities that the Shareholder proposes to Transfer (the "RFR Shares"); (iii) the sale price per share which shall equal the mean average of the respective closing prices (as reported in The Wall Street Journal) for each of the 10 consecutive trading days ending on and including the date which shall be the third Business Day immediately preceding the date the RFR Notice is delivered to Guarantee; and (iv) the other terms and conditions of the proposed Transfer.

     (c) The RFR Notice shall constitute an irrevocable offer on the part of the Shareholder to sell to Guarantee all of the RFR Shares on the same per-share terms and conditions stated in the RFR Notice. Guarantee may elect to accept such offer only by giving written notice to the Shareholder of its irrevocable election to accept such offer (the "RFR Acceptance") within 30 days after delivery to Guarantee of the RFR Notice. If Guarantee elects to purchase the RFR Shares, the closing of the purchase and sale of the RFR Shares shall occur no later than 90 days after delivery by Guarantee of the RFR Acceptance. At the closing, Guarantee shall deliver to the Shareholder the consideration payable for such RFR Shares against delivery by the Shareholder of certificates evidencing such shares. Guarantee shall pay such purchase price in immediately available funds. The obligation of the Shareholder to sell RFR Shares to Guarantee under this Section 3.01(c) shall terminate if the contemplated closing does not occur within 90 days after delivery of the RFR Acceptance due to delays caused by Guarantee.

     (d) If Guarantee does not deliver the RFR Acceptance for all RFR Shares within the respective 30-day periods set forth in paragraph (b) (or if Guarantee sooner rejects the Shareholder's offer), or if Guarantee does not close the purchase of the RFR shares in accordance with paragraph (c), the Shareholder shall be free for a period of 180 days thereafter to Transfer the RFR Shares for which no RFR Acceptance has been delivered to any Person at the market price prevailing at the time of such Transfer. If the Shareholder does not Transfer such RFR Shares within such period, then such RFR Shares shall again become subject to the provisions of this Section 3.01. In the event Guarantee elects not to purchase the RFR Shares, Guarantee shall cooperate reasonably with the Shareholder in connection with its Transfer of the RFR Shares to any Person.

     Section 3.02. RIGHT OF FIRST REFUSAL FOR RULE 144 SALES. (a) Notwithstanding the provisions of Section 3.01, two years after the date of this Agreement, the Shareholder may Transfer the Securities in compliance with the provisions of Rule 144 under the Securities Act, other than Rule 144(k), and the provisions of this Section 3.02.

     (b) The Shareholder shall give written notice to Guarantee of a proposed Transfer of the Securities which shall include: (i) a statement of the Shareholder's intention to Transfer the Securities; (ii) the number of shares of the Securities that the Shareholder proposes to Transfer; (iii) the proposed sale price per Security; and (iv) the other terms and conditions of the proposed Transfer. Such notice shall constitute an irrevocable offer on the part of the Shareholder to sell to Guarantee all of such Securities on the same per-Security terms and conditions stated in the notice. Guarantee may elect to accept such offer only by giving written notice to the Shareholder of its irrevocable election to accept such offer (the "Acceptance") within 48 hours after delivery to Guarantee of the notice. If Guarantee elects to purchase the Securities, the closing of the purchase and sale of the Securities shall occur no later than five Business Days after delivery by Guarantee of the Acceptance. At the closing, Guarantee shall deliver to the Shareholder the consideration payable for such Securities against delivery by the Shareholder of certificates evidencing such Securities. Guarantee shall pay such purchase price in immediately available funds. The obligation of the Shareholder to sell the Securities to Guarantee under this Section 3.02 shall terminate if the contemplated closing does not occur within five Business Days after delivery of the Acceptance due to delays caused by Guarantee.

     (c) If Guarantee does not deliver the Acceptance for all the Securities within the period set forth in paragraph (b) (or if Guarantee sooner rejects the Shareholder's offer), or if Guarantee does not close the purchase of the Securities in accordance with paragraph (b), the Shareholder shall be free for a period of 180 days thereafter to Transfer the Securities for which no Acceptance has been delivered to any Person at the market price prevailing at the time of such Transfer. If the Shareholder does not Transfer such Securities within such period, then such Securities shall again become subject to the provisions of this Section 3.02. In the event Guarantee elects not to purchase the Securities, Guarantee shall cooperate reasonably with the Shareholder in connection with its Transfer of the Securities to any Person.

                                  ARTICLE IV

                           MISCELLANEOUS PROVISIONS

     Section 4.01. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only in writing by the Shareholder and Guarantee.

     Section 4.02. WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 4.02.

     Section 4.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of receipt if delivered personally or by confirmed facsimile transmission and five days from the date of mailing if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

          (a)  If to the Shareholder to:

               Ohio Farmers Insurance Company
               Post Office Box 5001
               One Park Circle
               Westfield Center, OH  44251
               Attention:  Robert J. Joyce
               Fax Number: (330) 887-6295

               With a copy to:

               Bricker & Eckler LLP
               100 South Third Street
               Columbus, OH  43215
               Attention:  John W. Cook, III, Esq.
               Fax Number: (614) 227-2390

          (b)  If to Guarantee, to:

               The Guarantee Life Companies Inc.
               8801 Indian Hills Drive
               Omaha, NE  68114
               Attention:  Robert D. Bates
               Fax Number:  (402) 361-7571

               With copies to:

               The Guarantee Life Companies Inc.
               8801 Indian Hills Drive
               Omaha, NE  68114
               Attention:  Richard A. Spellman, Esq.
               Fax Number:  (402) 361-7571
               and

               Kutak Rock
               1650 Farnam Street
               Omaha, NE  68102
               Attention:  Joe E. Armstrong, Esq.
               Fax Number:  (402) 346-1148

     Section 4.04. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party or parties.

     Section 4.05. NO THIRD-PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision contained herein.

     Section 4.06. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     Section 4.07. INVALIDITY OF PROVISIONS. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, in whole or in part, then the parties shall be relieved of all obligations arising under such provision to the extent it is invalid, illegal or unenforceable, and such provision shall be reformed to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

     Section 4.08. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 4.09. HEADINGS. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 4.10. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

     Section 4.11. FURTHER ACTS. The parties shall execute all documents, provide all information and take all such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement and to accomplish the transactions contemplated hereby.

     Section 4.12. TERM OF AGREEMENT. This Agreement shall become effective as of the date first written above and shall remain in full force and effect until the later to occur of (a) five years from the date of this Agreement or (b) the termination of the Marketing Agreement or Administrative Services Agreement, both of which are between Guarantee and the Shareholder and dated
, 1998. Upon termination of this Agreement, the Secretary of Guarantee, upon tender of the certificates for Common Stock, shall delete the legend endorsed thereon pursuant to Article II of this Agreement.

     Section 4.13. EXPENSES. Each of the parties hereto shall, whether or not the transactions contemplated hereby are consummated, bear its own fees, costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereunder.

     Section 4.14. ENFORCEMENT OF COVENANTS. In the event of a violation by any of the parties hereto of any of its agreements and covenants set forth herein, the other parties shall be entitled to injunctive relief in addition to any other legal or equitable remedies that may be available to them. The parties acknowledge that their agreements and covenants herein were a material inducement and condition to the other parties' execution of this Agreement and performance of the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of date first above written.

                                    OHIO FARMERS INSURANCE COMPANY


                                    By __________________________
                                    Name ________________________
                                    Title _______________________


                                    THE GUARANTEE LIFE COMPANIES
                                    INC.


                                    By __________________________
                                    Name ________________________
                                    Title _______________________

                                                                       EXHIBIT C


                       ADMINISTRATIVE SERVICES AGREEMENT
                       ---------------------------------

     This Administrative Services Agreement (this "Agreement") is entered into and made to be effective this ___ day of _______, 1998, by and among The Guarantee Life Companies Inc., a Delaware corporation ("GLC"), Westfield Life Insurance Company, an Ohio domiciled life insurance company (the "Company"); and Ohio Farmers Insurance Company, an Ohio corporation (the "Provider"). GLC and the Company are sometimes collectively referred to herein as "Guarantee".

                                    RECITALS
                                    --------


     A. The Provider has sold to GLC, and GLC has acquired from the Provider, all of the issued and outstanding capital stock of the Company on even date herewith.

     B. The Provider provides administrative services as described in this Agreement and has or will obtain qualified personnel, equipment and facilities to perform such administrative services for Guarantee.

     C. Guarantee desires to engage the Provider to assist Guarantee in certain of its administrative functions as described herein, and the Provider is willing to accept such engagement pursuant to the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the parties hereto covenant and agree as follows:

     SECTION 1.  SERVICES.
                 --------

     (A) Guarantee hereby engages and appoints the Provider, and the Provider hereby agrees to provide to and perform for Guarantee all of the administrative services reasonably necessary to process, administer and account for all of the insurance business of the Company (the "Services") (including without limitation, individual life, annuity, supplementary contract and structured settlements) which (1) is in force on the date hereof; (2) was applied for or issued by the Company on or prior to the date hereof to become effective on or after the date hereof; or (3) was issued by the Company prior to the date hereof and has lapsed but is hereinafter reinstated by the Company (the "Serviced Business"), provided, however, that the Provider shall not be obligated to
            --------  -------
provide actuarial or underwriting services as part of the definition of "Services" hereunder. The Services shall include those described on Schedule A
                                                                     ----------
attached hereto and incorporated herein by this reference. All such Services shall be performed by the Provider in substantial conformity with the relevant service standards identified on Schedule A and incorporated herein by reference.
----------

     (B) Guarantee hereby authorizes the Provider to open and administer a banking account (the "Service Account") on Guarantee's behalf for purposes of performing the Services under this Agreement. The Provider shall deposit into the Service Account all premiums and other amounts received by the Provider with respect to the Serviced Business ,and shall make all necessary disbursements from such account in connection with the Services. Guarantee shall from time to time upon notice from the Provider advance such funds as are or may be needed to cover or prevent any negative balance in the Service Account. The Provider acknowledges and agrees that the Service Account is the exclusive property of Guarantee and that the Provider shall act as a fiduciary with respect to such Account.

     (C) Guarantee acknowledges and understands that funds received by the Provider with respect to the Serviced Business may be commingled when received with funds received by the Provider with respect to business which is not included in the Serviced Business. The Provider shall be permitted to initially deposit all such commingled funds in accounts of Provider other than the Service Account, provided that the Provider shall within 72 hours thereafter transfer the portion of such commingled funds attributable to the Serviced Business into the Service Account in an automated clearinghouse transaction. Uncollected or improperly credited funds will be charged back upon proper notification.

     (D) Guarantee hereby grants to Provider the non-exclusive right to use the corporate name, trade names, service marks and trademarks, together with any stylized logos incorporating those names or marks (collectively, the "Marks") now or hereafter owned or used by or useful in the business of the Company, but solely for the purpose of performing and providing the Services hereunder. Provider agrees that it shall not hereby or otherwise acquire any right, title or interest in the Marks, except for the limited license granted by this Section 1(D).

     (E) The Provider is currently utilizing both internal and external resources to identify, replace, correct or reprogram, and test the Provider's information systems and related software and hardware required to perform the services required under this Agreement, including those systems which are proprietary and those from third-party vendors (collectively, the "Provider Systems") as being Year 2000 compliant. The Provider represents and warrants to Guarantee that all such replacement, correction and reprogramming efforts of the Provider Systems will be completed in time to permit adequate testing prior to December 31, 1998, and that the Provider's Systems will be Year 2000 compliant on a timely basis in order to properly function when relating to any date, data or time following December 31, 1999. For purposes of this Agreement, the term "Year 2000 compliant" shall mean, at a minimum, that the Provider Systems (a) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario with the application or generate incorrect values or invalid results involving such dates, (b) provide that all date-related user interface functionalities and data fields include the indication of the century, if necessary, and (c) provide that all date-related data interface functionalities include the indication of the century or logic to accommodate century processing. Furthermore, the Provider represents that it has (i) adopted a comprehensive Year 2000 problem resolution process which includes an inventory, assessment, remediation, validation/testing and implementation process, and (ii) committed sufficient resources to the Year 2000 effort. With respect to those portions of the Provider Systems which include use of third party software, the Provider either (A) has diligenced vendors to ensure their Year 2000 compliant efforts and expects to receive reasonable assurances that such vendors shall be prepared for testing prior to December 31, 1998, (B) has full authority to disclose to external resources and to modify such third-party software, or (C) will timely replace such third-party software which is not Year 2000 compliant and which the Provider cannot modify. Notwithstanding the foregoing, it is understood and agreed that the Provider assumes no responsibility for Year 2000 compliance with respect to Guarantee's information systems.

     SECTION 2.  SERVICE FEE.  As consideration for providing the various
                 -----------
Services, Guarantee shall pay to the Provider (collectively, the "Service Fee")
(i) the service fees calculated as provided and payable at the times set forth in the fee schedule agreed upon by the parties, which is incorporated herein by reference, and (ii) such additional fees as are necessary to reflect the Provider's added cost of performing Services which are required by (A) changes in applicable insurance laws or regulations, (B) changes in reports or information required to be provided to policyholders, agents or insurance governmental authorities or (C) claims investigation. The parties acknowledge and agree that the intention of this Section 2 is to pass-through to Guarantee the reasonable costs of revising and redesigning the Services as required in subsection (B) above, as well as to pass through expenses for any addition services not included on Schedule A which may be requested by Guarantee from
                         ----------
time to time. The Service Fee shall be billed directly to Guarantee on a monthly basis.

     SECTION 3.  TERM AND TERMINATION.
                 --------------------

     (A) The term of this Agreement shall commence on the date hereof and continue until December 31, 2001 and shall thereafter automatically renew for up to ten successive additional one year terms, unless earlier terminated as follows:

         (1) By the written agreement of the parties hereto;

         (2) By either Guarantee or the Provider, as of December 31st of any calendar year after 2000, upon prior written notice of termination given at least one (1) calendar year to the other; or

         (3) By either Guarantee or the Provider, in the event of a material breach of this Agreement by the other, if such breach is not cured or eliminated within ninety (90) days after receipt by the breaching party of written notice thereof.

     (B) The provisions of Section 11 shall survive the termination of this Agreement.

     SECTION 4.  LIMITS OF LIABILITY AND INDEMNIFICATION.
                 ---------------------------------------

     (A) The Provider will use reasonable care in performing the Services and represents that all such Services shall be provided in accordance with the standards established and adhered to historically by the Provider in performing such Services on its own behalf or for its affiliates. In the event that the Provider discovers or is notified of an error or omission in the performance of the Services, the Provider shall use its best efforts to correct the error or omission within a time reasonable under the circumstances, or within such a time to furnish a correct report or the correct data and to correct Guarantee's files. EXCEPT AS SET FORTH IN THIS SECTION 4, THE PROVIDER DISCLAIMS ALL
        -----------------------------------------------------------------
WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING ANY SERVICES, HARDWARE,
-------------------------------------------------------------------------
SOFTWARE, EQUIPMENT OR MATERIALS PROVIDED BY THE PROVIDER UNDER THIS AGREEMENT,
-------------------------------------------------------------------------------
INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND
---------------------------------------------------------------------------
FITNESS FOR A PARTICULAR PURPOSE.
---------------------------------

     (B) Guarantee's sole and exclusive monetary remedy for any and all losses, claims, damages, obligations, liabilities (including expenses and costs), whether based on an action or claim in contract, equity, negligence, intentional conduct, tort or otherwise and whether or not involving any third party claim (collectively, "Claims"), arising out of or related to the performance or nonperformance of any of the Services provided or to be provided by the Provider hereunder, or with respect to any error or omission of the Provider with respect to such Services, shall be for the Provider to pay to Guarantee the lesser of:
(1) the amount of actual damages incurred by Guarantee with respect to such Claims, or (2) an amount not to exceed, in the aggregate over the term of the Agreement, the Service Fee paid or payable by Guarantee hereunder with respect to the twelve (12) month period immediately preceding the date of such error or omission (or if more than one error or omission, the date of the first such error or omission), and if the error or omission occurs prior to one year from the date of this Agreement the amount will be the Service Fee paid or payable by Guarantee on an annualized basis. Notwithstanding the foregoing limitations, the Provider shall pay to Guarantee the amount of the actual damages sustained by Guarantee for all Claims directly related to or caused by a breach of the Provider's representations in Section 1(E). Except as expressly provided by the immediately preceding sentences, the Provider shall not have any monetary liability under this Agreement for any damages resulting from any Claims.

     (C) In no event shall the Provider be responsible for special, indirect, incidental or consequential damages or punitive damages which Guarantee may incur or experience on account of entering into or relying on this Agreement, even if the Provider has been advised of the possibility of such damages. The foregoing provisions of this Section 4 set forth the full extent of the Provider's liability under this Agreement (monetary or otherwise) for any and all Claims and set forth Guarantee's sole remedies.

     (D) Guarantee shall at all times indemnify, protect, defend and hold harmless the Provider from and against any and all Claims relating to or arising from the Serviced Business; provided, however, that the provisions of this
                            --------  -------
Section 4(D) shall not apply in the case of any such Claim which arises out of or relates to the negligent, intentional or reckless misconduct of the Provider in performing the Services.

     SECTION 5.  SUPERVISION BY GUARANTEE; AUDIT RIGHTS.  The performance of the
                 --------------------------------------
Services by the Provider shall be subject to Guarantee's reasonable review and supervision. The Provider shall promptly prepare and submit to Guarantee such invoices as to Services provided and costs incurred as Guarantee may reasonably request. The Provider shall permit representatives of Guarantee, during normal business hours and upon five (5) business days advance written notice, to inspect and copy the Provider's financial and other records pertaining to the performance by the Provider of the Services.

     SECTION 6.  RELATIONSHIP OF THE PARTIES.  In furnishing the Services to
                 ---------------------------
Guarantee, the Provider is acting as an independent contractor. The Provider does not undertake by this Agreement or otherwise to perform any obligation of Guarantee, whether regulatory or contractual or otherwise except as provided herein. The Provider shall not be deemed to be a joint venturer with, or a partner or agent of, Guarantee, nor shall the Provider's employees be deemed to be employees of Guarantee.

     SECTION 7.  FORCE MAJEURE.  The Provider shall be excused from performance
                 -------------
hereunder (other than for payment of monies that are due and payable) for any period when it is prevented from performing any services to be provided hereunder, in whole or in part, as a result of an act of God, fire, war, civil disturbance, court order, insurance department regulatory order (provided such order did not arise from the violation of any law or regulation by the Provider), labor dispute or other cause beyond its reasonable control, and such nonperformance shall not be a ground for termination hereof or assertion of default hereunder. In the event that the Provider shall be excused from performance under this provision, it shall use its best efforts to provide, directly or indirectly, alternative and, to the extent practicable, equivalent fulfillment of its obligations hereunder.

     SECTION 8.  SEVERABILITY.  If any provision of this Agreement is declared
                 ------------
or found to be illegal, unenforceable or void by any administrative agency, regulatory body or court of competent jurisdiction, such finding shall not affect the remaining provisions of this Agreement, and all other provisions hereof shall remain in full force and effect.

     SECTION 9.  GOVERNING LAW; FORUM.  This Agreement and all rights and
                 --------------------
obligations of the parties hereunder shall be construed and interpreted under and pursuant to the laws of the State of Ohio, without regard to conflicts of law principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, County of Medina, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party in any jurisdiction.

     SECTION 10.      WAIVER.  No delay or omission by any party hereto to
                      ------
exercise any right or power arising upon any noncompliance or default by any other party with respect to any of the terms of this Agreement shall cause any such right or power to be construed as a waiver thereof.

A waiver by any of the parties hereto of the fulfillment of any of the covenants, conditions, or agreements to be performed by any other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. No waiver or compromise of any provision or condition hereof shall be effective unless evidenced by a written instrument duly executed by the party hereto to be charged with such waiver or compromise.

     SECTION 11.      CONFIDENTIALITY.
                      ---------------

     (A) The parties hereto acknowledge that, in connection with their rights and responsibilities hereunder, each may obtain access to information that the other party considers proprietary and confidential, including, without limitation, information concerning their respective financial conditions, operations, policyholders, employees, markets, agents, marketing strategy and techniques, computer software and systems and similar information that may otherwise become available during the term of this Agreement that is not generally ascertainable from public or published sources (the "Confidential Information"). Each of the parties shall retain in strict confidence, and shall require their respective affiliates, shareholders, officers, directors, employees, and other representatives to retain in strict confidence, all Confidential Information and not to use or disclose to others, or permit the use or disclosure of, any Confidential Information, except as necessary to perform their obligations with respect to this Agreement.

     (B) Notwithstanding anything in Section 11(A) to the contrary, the term "Confidential Information" shall not include (1) information which comes into the public domain other than by reason of a breach of this Agreement; (2) information that has come to a party from a lawful source not bound to maintain the confidentiality of the information, other than from another party to this Agreement and (3) disclosures that, in the reasonable opinion of counsel for a party, are required by law.

     (C) Nothing in this Section 11 or otherwise in this Agreement shall prevent any party to this Agreement from competing with any other party to this Agreement. The only obligations and limitations of the parties hereto relating to competition are set forth in a separate Marketing Agreement entered into by the parties of even date herewith. No breach by any party under the Marketing Agreement shall be deemed to cause a breach of this Agreement.

     SECTION 12.      NOTICES.  All notices and other communications hereunder
                      -------
shall be in writing and shall be deemed given on the date of receipt if delivered personally or by facsimile transmission and ten (10) days from the date of mailing if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

          If to Guarantee, to:

          The Guarantee Life Companies Inc.
          8801 Indian Hills Drive
          Omaha, NE 68114
          Facsimile:  402/361-7571
          Attention: Robert D. Bates

          with copies to:

          The Guarantee Life Companies Inc.
          8801 Indian Hills Drive
          Omaha, NE 68114
          Facsimile:  401/361-7571
          Attention: Richard A. Spellman, Esq.

          If to the Provider, to:

          Ohio Farmers Insurance Company
          P. O. Box. 5001
          One Park Circle
          Westfield Center, Ohio  44251-5001
          Facsimile:   330-887-6295
          Attention:  Robert J. Joyce

     SECTION 13.      ASSIGNMENT.  This Agreement shall be binding upon and
                      ----------
shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Provider nor Guarantee may assign any of their respective rights and obligations under this Agreement without the prior written consent of the other; provided, however, that the Provider may assign
                              --------  -------
its rights and obligations under this Agreement to WesWorks, Inc. or another affiliate of the Provider upon written notice of such assignment to Guarantee and with Guarantee's written consent, it being understood that Guarantee shall not unreasonably withhold its written consent thereto unless it reasonably determines that such affiliate's proposed capitalization or staffing are or would be inadequate, or that the proposed assignee is not an affiliate of the Provider. Upon such assignment, Ohio Farmers Insurance Company shall have no further rights or obligations under this Agreement as the Provider.

     SECTION 14.      COUNTERPARTS.  This Agreement may be executed in two or
                      ------------
more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     SECTION 15.      HEADINGS.  The headings to the Sections of this Agreement
                      --------
are for convenience only and in no way define, limit or describe the scope or intent of this Agreement or any party hereto, nor in any other way affect this Agreement or any part hereof.

     SECTION 16.  AMENDMENT.  This  Agreement shall not be altered or amended
                  ----------
except pursuant to an instrument in writing signed by the parties hereto. Each party agrees to consent to any amendments to this Agreement required by the Ohio Department of Insurance or the Nebraska Department of Insurance, except to the extent that any such amendment contains terms or conditions which are not commercially reasonable in such party's reasonable judgment.

     SECTION 17.  OTHER ARRANGEMENTS.  Guarantee acknowledges that the Provider
                  ------------------
is presently and may in the future provide and perform services which are the same or similar to the Services to parties other than Guarantee, and that the Provider may utilize the same office space, equipment and personnel to perform such services and functions for such other parties as it utilizes to perform the Services for Guarantee.

     SECTION 18.  CONSTRUCTION.  The parties have participated jointly in the
                  ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring any party by virtue of authorship of any of the specific provisions of the Agreement. When used in this Agreement, the word "including" shall mean including without limitation. Any reference to federal, state, local or foreign statutes or laws shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to "affiliates" in this Agreement shall mean "affiliates" as such term is defined within the meaning of federal securities laws.

     SECTION 19.  ENTIRE AGREEMENT.  This Agreement, including all schedules
                  ----------------
attached to this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior or contemporaneous oral or written agreements, proposals and understandings.

                                   SIGNATURES
                                   ----------

     IN WITNESS WHEREOF, GLC, the Provider and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



GLC:                                            PROVIDER:

THE GUARANTEE LIFE COMPANIES INC.               OHIO FARMERS INSURANCE COMPANY

By:____________________________
Name:__________________________                 By:____________________________
Title:___________________________               Name:__________________________
                                                Title:_________________________

THE COMPANY:

WESTFIELD LIFE INSURANCE
COMPANY


By:____________________________
Name:__________________________
Title:___________________________

                                   EXHIBIT A
                            DESCRIPTION OF SERVICES
                            -----------------------

1. Generate periodic billings to policyholders, including nonforfeiture options.

2.   Process premiums received.

3. Process and update policy records for change of ownership, beneficiary, address, conversions, contractual changes, etc.

4.   Process applications for policy loans.

5.   Process partial withdrawals and hardship withdrawals.

6.   Issue checks for loans and withdrawals.

7.   Process loan repayments.

8.   Process policy surrenders.

9.   Provide quotes on payouts and annuitizations.

10.  Process annuitizations.

11.  Handle inquiries from policyholders.

12.  Handle inquiries from agents on all policyholder service matters.

13.  Process and pay commissions and renewal commissions.

14.  Maintain commission files.

15.  Handle all inquiries from agents regarding commissions.

16.  Process commission corrections.

17. Process and pay all claims. Consult with Guarantee on contestable or questionable claims before making payment. Investigation expenses will be billed to Guarantee.

18.  Pay reinsurance premiums on processed business.

19.  Recover from reinsurers where appropriate on processed business.

20. Provide re-projection statements for processed business. Actuarial assistance when required to be provided by Guarantee.

21. Update credited interest rates or cost of insurance for processed business as instructed by Guarantee.

22. Provide all existing printed reports prepared for the Company prior to the date hereof to support all reporting including accounting, actuarial, regulatory and tax.

23. Changes to existing reports or to provide electronic interfaces for reports will be billed according to Exhibit B.

24. Provide all electronic data processing services necessary to perform the foregoing Services.

25. Annuity Statements of Account, Universal and Traditional Life Annual Statements (NAIC-compliant).

26.  State and federal withholding tax and reporting.

27. Policyholder tax reporting, including but not limited to 1099's, 1099((I)'s and taxable gains on surrenders.

28.  Grace notices and lapse notices.

29.  Reinstatements.

30.  Revocable, irrevocable and collateral assignments.

31.  Partial surrenders and interest withdrawals.

32.  Internal transfers, external transfers and 1035 exchanges.

33.  Maturities.

34.  Loan, premium and dividend histories.

35.  Administration of disability and long term care contract provisions.

36.  Duplicate policies and certificates.

37.  Policy changes, rider additions and deletions.

38.  Mode changes.

39. Complaint logging, tracking and resolution (in consultation with Guarantee).

40.  Replacement tracking and reporting.

41. Compliance with NAIC Illustration Regulation on in-force ledgers and re-proposals.

42.  Suspense clearing, control and reconciliation.

43.  5500's, 5498's, and Schedule A's.

All services will be provided on the same timing and basis as provided by the Company or the Provider prior to the date hereof unless changed by mutual agreement of all the parties, or an additional charge is negotiated for the service. All services will be provided based on normal work schedule of the Provider in Westfield Center, Ohio.

Postage, local and long distance telephone charges and other normal administrative charges are included in the Service Fee.

[The parties will cooperate to develop additional objective servicing standards and incorporate such standards into this Schedule A prior to the Closing.]